Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269415

PROSPECTUS SUPPLEMENT NO. 5
(To Prospectus dated April 1, 2024)

BLUEROCK HOMES TRUST, INC.

This prospectus supplement (the “Prospectus Supplement”) updates, amends, and supplements the prospectus dated April 1, 2024, as supplemented by (i) that certain Prospectus Supplement No. 1 dated May 9, 2024, (ii) that certain Prospectus Supplement No. 2 dated May 22, 2024, (iii) that certain Prospectus Supplement No. 3 dated June 11, 2024, and (iv) that certain Prospectus Supplement No. 4 dated August 8, 2024 (collectively, the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (Registration No. 333-269415). Capitalized terms used in this Prospectus Supplement No. 5 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 5 is being filed to update, amend, and supplement the information in the Prospectus with the information contained in (a) our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 14, 2024 (the “Form 8-K Filing”), and (b) our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2024 (the “Form 10-Q Filing”). Accordingly, we have attached the Form 8-K Filing and the Form 10-Q Filing to this Prospectus Supplement.

You should read this Prospectus Supplement in conjunction with the Prospectus, including any amendments and supplements thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Investing in our securities involves significant risks. See the “Risk Factors” sections of the Prospectus and in Item 1A of our Annual Report on Form 10-K filed on March 12, 2024 for a discussion of the risks that should be considered in connection with an investment in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 14, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2024

BLUEROCK HOMES TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-41322	87-4211187
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas, 32nd Floor

New York, NY 10105

(Address of principal executive offices)

(212) 843-1601

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	BHM	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On March 25, 2024, Bluerock Homes Trust, Inc., a Maryland corporation (the “Company”), through a 95% owned joint venture entity of its operating partnership, Bluerock Residential Holdings, L.P., a Delaware limited partnership, acquired a 294-unit residential community located in Houston, Texas known as Villas at Huffmeister for a total purchase price of approximately $41.2 million, inclusive of a $3.1 million fair value reduction related to assumed debt. The sale was based on arm’s length negotiations with an unaffiliated seller. In evaluating Villas at Huffmeister as a potential investment, the Company considered a variety of factors, including overall valuation of net rental income, expected capital expenditures, submarket demographics, community features and amenities, location, price per unit, and occupancy.

Senior Loan Financing for the Acquisition of Villas at Huffmeister

The acquisition of Villas at Huffmeister was funded with approximately $18.1 million of cash funded by the Company, inclusive of certain adjustments typical in such real estate transactions, and a senior loan assumption in the principal amount of approximately $24.3 million (the “Villas Senior Loan”), inclusive of a fair value debt adjustment. The Villas Senior Loan is secured by Villas at Huffmeister and bears interest at a fixed rate of 3.56%, with monthly payments of principal and interest based on thirty-year amortization; previously, monthly payments were interest-only through October 2024. The Villas Senior Loan matures on October 1, 2029 and can be prepaid, in whole, subject to a prepayment premium if prepayment occurs before June 29, 2029; if prepayment of the Villas Senior Loan occurs after such date, no prepayment penalty or premium is payable.

ITEM 9.01	FINANCIAL STATEMENETS AND EXHIBITS

(a)

Financial Statements of Real Estate Acquired

Villas at Huffmeister

Independent Auditor’s Report

Statement of Revenues and Certain Operating Expenses for the Year Ended December 31, 2023

Notes to Statement of Revenues and Certain Operating Expenses

(b)

Pro Forma Financial Information

Bluerock Homes Trust, Inc.

Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2023 (unaudited)

Notes to Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2023 (unaudited)

Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2023 (unaudited)

Notes to Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2023 (unaudited)

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to items such as the long-term performance of the Company’s portfolio are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions, and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2024 and its other filings with the SEC.

(c)	Exhibit No.	Description

	23.1	Consent of Plante Moran, PC

Independent Auditor’s Report

To the Board of Directors and Stockholders

Bluerock Homes Trust, Inc.

Opinion

We have audited the accompanying statements of revenues and certain operating expenses of Villas at Huffmeister (the "Property") for the year ended December 31, 2023 and the related notes thereto (“the Statements”).

In our opinion, the accompanying Statements present fairly, in all material respects, the revenue and certain operating expenses of the Property described in Note 2 of the Statements for the year ended December 31, 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Statements section of our report. We are required to be independent of the Property and to meet our ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter – Purpose of the Presentation

We draw attention to Note 2 to the Statements, which describes that the Statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Bluerock Homes Trust, Inc. and is not intended to be a complete presentation of the Property's revenue and expenses. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Statements

Management is responsible for the preparation and fair presentation of the Statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Statements

Our objectives are to obtain reasonable assurance about whether the Statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit conducted in accordance with generally accepted auditing standards (“GAAS”) will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the Statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the Statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the Statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Property's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the Statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Property's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Plante Moran, PC
East Lansing, Michigan
November 14, 2024

VILLAS AT HUFFMEISTER

STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

(In thousands)

Year Ended December 31, 2023
Revenues
Rental and other property revenues	$5,516
Total revenues	5,516

Certain Operating Expenses
Property operating expenses	2,594
Total certain operating expenses	2,594

Revenues in Excess of Certain Operating Expenses	$2,922

See accompanying notes to statement of revenues and certain operating expenses

VILLAS AT HUFFMEISTER

NOTES TO STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

Note 1 – Business

Villas at Huffmeister (the “Property”) was acquired pursuant to a purchase agreement between an affiliate of Bluerock Residential Holdings, L.P. (Bluerock Homes Trust, Inc.’s operating partnership) and SIR Huffmeister Villas LLC on March 25, 2024.

Note 2 – Basis of Presentation

The accompanying statement of revenues and certain operating expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the United States Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended. Accordingly, the statement is not representative of the actual operations for the period presented as revenues, and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reporting and disclosure of revenues and certain expenses during the reporting period to present the statement of revenues and certain operating expenses. Actual results could differ from those estimates.

Note 3 – Revenues

The Property is located in Houston, Texas and contains 294 residential units that are rented to tenants under various lease agreements that are generally one year in length. All leases are accounted for as operating leases. The Property recognizes rental revenue on a straight-line basis over the terms of the rental agreements and in accordance with ASC Topic 842 Leases. Rental revenue is recognized on an accrual basis and when the collectability of the amounts due from tenants is deemed probable. Rental revenue is included within rental and other property revenues on the Property’s statement of revenues and certain operating expenses.

Tenant reimbursements for common area maintenance and other recoverable expenses, such as pet, administrative, application and other fees, are recognized when the services are provided and the performance obligations are satisfied. Tenant reimbursements are included within rental and other property revenues on the Property’s statement of revenues and certain operating expenses.

Note 4 – Certain Operating Expenses

Certain operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating expenses include administrative, repairs and maintenance, marketing, payroll, utilities, taxes, and insurance. Expenses such as depreciation, amortization, and interest are excluded.

Note 5 – Commitments and Contingencies

The Property is subject to various legal actions and claims arising in the ordinary course of business. Although the outcome of any legal matter cannot be predicted with certainty, management does not believe that any of these legal proceedings or matters will have a material adverse effect on the financial position or results of operations or liquidity of the Property.

Note 6 – Subsequent Events

The Property evaluated subsequent events through November 14, 2024, the date the financial statements were available to be issued.

BLUEROCK HOMES TRUST, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS INFORMATION

The following unaudited pro forma condensed consolidated financial statements of Bluerock Homes Trust, Inc. (together with its consolidated subsidiaries, the “Company,” “we,” “our” or “us”) should be read in conjunction with our historical audited consolidated financial statements as of and for the year ended December 31, 2023, and the related notes thereto.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2023, and unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2023, have been prepared to provide pro forma financial information with regard to the Villas at Huffmeister acquisition on March 25, 2024, which the Company expects to consolidate.

The pro forma condensed consolidated balance sheet at December 31, 2023 assumes that the Villas at Huffmeister acquisition referred to above occurred on January 1, 2023.

The pro forma condensed consolidated statement of operations assume the transaction referred to above occurred on January 1, 2023.

Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

All completed acquisitions are accounted for as asset acquisitions. The purchase prices were allocated to the acquired assets and assumed liabilities based on their estimated fair values at the dates of acquisition.

These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only. In management’s opinion, all material adjustments necessary to reflect the effects of the transactions referred to above have been made. Our unaudited pro forma condensed consolidated financial statements are based on assumptions and estimates considered appropriate by the Company’s management. However, they are not necessarily indicative of what our consolidated financial condition or results of operations would have been assuming the transactions referred to above had occurred as of the dates indicated, nor do they purport to represent our consolidated financial position or results of operations for future periods.

BLUEROCK HOMES TRUST, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2023

(In thousands, except share and per share amounts)

		Pro Forma Adjustments
	Bluerock Homes Trust, Inc. Historical (a)	Villas at Huffmeister (b)	Pro Forma Total
ASSETS
Net Real Estate Investments
Land	$70,637	$7,950	$78,587
Buildings and improvements	394,548	32,198	426,746
Furniture, fixtures and equipment	13,277	620	13,897
Total Gross Operating Real Estate Investments	478,462	40,768	519,230
Accumulated depreciation	(32,452)	—	(32,452)
Total Net Operating Real Estate Investments	446,010	40,768	486,778
Operating real estate held for sale, net	18,890	—	18,890
Total Net Real Estate Investments	464,900	40,768	505,668
Cash and cash equivalents	80,163	(16,959)	63,204
Restricted cash	6,221	—	6,221
Notes and accrued interest receivable, net	17,797	—	17,797
Accounts receivable, prepaids and other assets, net	21,383	—	21,383
Preferred equity investments, net	81,156	—	81,156
In-place lease intangible assets, net	—	1,018	1,018
TOTAL ASSETS	$671,620	$24,827	$696,447

LIABILITIES AND EQUITY
Mortgages payable	$96,670	$23,935	$120,605
Revolving credit facilities	70,000	—	70,000
Accounts payable	691	—	691
Other accrued liabilities	9,438	—	9,438
Due to affiliates	3,509	—	3,509
Distributions payable	12,440	—	12,440
Total Liabilities	192,748	23,935	216,683
6.0% Series A Redeemable Preferred Stock, liquidation preference $25.00 per share, 30,000,000 shares authorized; 436,675 shares issued and outstanding at December 31, 2023	8,273	—	8,273
Equity
Stockholders’ Equity
Preferred stock, $0.01 par value, 220,000,000 shares authorized; no shares issued and outstanding at December 31, 2023	—	—	—
Common stock - Class A, $0.01 par value, 562,500,000 shares authorized; 3,871,265 shares issued and outstanding at December 31, 2023, historical and pro forma	39	—	39
Common stock - Class C, $0.01 par value, 187,500,000 shares authorized; 8,489 shares issued and outstanding at December 31, 2023, historical and pro forma	—	—	—
Additional paid-in-capital	122,369	—	122,369
Retained earnings	24,943	—	24,943
Total Stockholders’ Equity	147,351	—	147,351
Noncontrolling Interests
Operating partnership units	307,945	—	307,945
Partially owned properties	15,303	892	16,195
Total Noncontrolling Interests	323,248	892	324,140
Total Equity	470,599	892	471,491
TOTAL LIABILITIES AND EQUITY	$671,620	$24,827	$696,447

See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

BLUEROCK HOMES TRUST, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2023

(a)	Historical consolidated financial information derived from the Company’s Annual Report on Form 10-K as of December 31, 2023.

(b)	The purchase of a 95% direct interest in Villas at Huffmeister for a purchase price of $41.2 million, inclusive of a $3.1 million fair value reduction related to assumed debt, which the Company consolidated on its balance sheet. The Company also assumed a $27.4 million mortgage loan associated with this acquisition. The carrying value of the loan includes ($3.1) million of a fair value debt adjustment and ($0.4) million of deferred financing costs related to this acquisition.

BLUEROCK HOMES TRUST, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

(In thousands, except share and per share amounts)

		Pro Forma Adjustments
	Bluerock Homes Trust, Inc. Historical (a)	Villas at Huffmeister (b)		Pro Forma Total
Revenues
Rental and other property revenues	$40,999	$5,516		$46,515
Interest income from loan investments	94	—		94
Total revenues	41,093	5,516		46,609

Expenses
Property operating	19,164	2,594		21,758
Property management and asset management fees	4,416	143	(c)	4,559
General and administrative	8,004	—		8,004
Management fees to related party	7,922	—		7,922
Acquisition and other transaction costs	1,820	—		1,820
Weather-related losses, net	(17)	—		(17)
Depreciation and amortization	16,178	2,238	(d)	18,416
Total expenses	57,487	4,975		62,462

Other income (expense)
Other income, net	679	—		679
Income from preferred equity investments	11,632	—		11,632
Provision for credit losses, net	(174)	—		(174)
Impairment of real estate investments, net	(1,017)	—		(1,017)
Interest expense, net	(13,102)	(1,618	)(e)	(14,720)
Interest income	2,609	—		2,609
Total other income (expense)	627	(1,618)		(991)
Net loss	(15,767)	(1,077)		(16,844)
Preferred stock dividends	(130)	—		(130)
Net loss attributable to noncontrolling interests
Operating partnership units	(8,996)	(682)		(9,678)
Partially owned properties	(2,398)	(54)		(2,452)
Net loss attributable to noncontrolling interests	(11,394)	(736)		(12,130)
Net loss attributable to common stockholders	$(4,503)	$(341)		$(4,844)

Loss per common share (f)
Net loss per common share – Basic	$(1.30)			$(1.11)
Net loss per common share – Diluted	$(1.30)			$(1.11)

Weighted average basic common shares outstanding	3,845,349			3,845,349
Weighted average diluted common shares outstanding	3,845,349			3,845,349

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

BLUEROCK HOMES TRUST, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

(a)	Historical consolidated financial information derived from the Company’s Annual Report on Form 10-K as of December 31, 2023.

(b)	Represents adjustments to historical operations of the Company to give effect to the purchase of Villas at Huffmeister on March 25, 2024 as if these assets had been acquired on January 1, 2023. Adjustments were derived directly from the property’s actual results of operations, including pro forma adjustments for the year ended December 31, 2023. Pro forma adjustments to historical results included: increasing property management and asset management fees $0.14 million, increasing depreciation and amortization $2.24 million, increasing interest expense $1.62 million, and adjusting the operating partnership units’ interest in the consolidated property’s net loss.

(c)	Represents property management and asset management fees estimated to have been incurred for Villas at Huffmeister. Property management and asset management fees are calculated as 2.75% of property revenues less certain adjustments, as applicable, per the property management agreement.

(d)	Represents depreciation and amortization expense adjustment to historical results for the year ended December 31, 2023 based on the allocation of the purchase price. Depreciation expense is calculated using the straight-line method over the asset’s estimated useful life as follows: 30-40 years for the building, 5-15 years for building and land improvements, and 3-8 years for furniture, fixtures and equipment. Amortization expense relates to the Company’s identifiable intangible assets and consists of the value of in-place leases. In-place leases are amortized using the straight-line method over the remaining non-cancelable term of the respective leases, which is on average six months.

(e)	Represents interest expense for the Villas at Huffmeister acquisition estimated to have been incurred on the $27.4 million mortgage loan, which bears a fixed interest rate of 3.56% and matures on October 1, 2029, calculated as if the loan was entered into on January 1, 2023, and a fair value adjustment and deferred financing costs which are recognized at acquisition and amortized using the straight-line method over the remaining life of the loan. The mortgage balance assumed in the pro forma balance sheet is presented at fair value less unamortized deferred financing costs.

(f)	Earnings per share is calculated in accordance with Accounting Standards Codification 260 – “Earnings per Share.” The historical earnings per share amounts are the amounts reported in the Registrant’s Form 10-K for the year ended December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLUEROCK HOMES TRUST, INC.

DATE:	November 14, 2024	By:	/s/ Christopher J. Vohs
Christopher J. Vohs
Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Exhibit

23.1	Consent of Plante Moran, PC

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-267764) and Form S-11 (File No. 333-269415) of Bluerock Homes Trust, Inc. (each, a “Registration Statement”), and the accompanying prospectuses to each Registration Statement, of our report dated November 14, 2024, relating to the statement of revenues and certain operating expenses of Villas at Huffmeister for the year ended December 31, 2023, which appears in this Form 8-K.

/s/ PLANTE MORAN, PC

East Lansing, Michigan

November 14, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10-Q

(Mark One)

☒           QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2024

OR

☐          TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______ to ______

Commission File Number 001-41322

BLUEROCK HOMES TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	87-4211187
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas, 32nd Floor, New York, NY	10105
(Address of principal executive offices)	(Zip Code)

(212) 843-1601

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	BHM	NYSE American

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐	Non-Accelerated Filer	☒
Smaller reporting company	☐	Emerging growth company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Number of shares outstanding of the registrant’s

classes of common stock, as of November 11, 2024

Class A Common Stock: 3,953,919 shares

Class C Common Stock: 8,489 shares

BLUEROCK HOMES TRUST, INC.

FORM 10-Q

September 30, 2024

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements

BLUEROCK HOMES TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	September 30,	December 31,
	2024	2023
ASSETS
Net Real Estate Investments
Land	$78,342	$70,637
Buildings and improvements	414,880	394,548
Furniture, fixtures and equipment	15,806	13,277
Total Gross Operating Real Estate Investments	509,028	478,462
Accumulated depreciation	(38,410)	(32,452)
Total Net Operating Real Estate Investments	470,618	446,010
Operating real estate held for sale, net	26,507	18,890
Total Net Real Estate Investments	497,125	464,900
Cash and cash equivalents	155,131	80,163
Restricted cash	9,673	6,221
Notes and accrued interest receivable, net	34,711	17,797
Accounts receivable, prepaids and other assets, net	30,642	19,688
Preferred equity investments, net	72,971	82,851
In-place lease intangible assets, net	491	—
Non-real estate assets associated with operating real estate held for sale	85	—
TOTAL ASSETS	$800,829	$671,620

LIABILITIES AND EQUITY
Mortgages payable	$122,529	$96,670
Revolving credit facilities	105,000	70,000
Accounts payable	1,017	691
Other accrued liabilities	12,130	9,438
Due to affiliates	3,615	3,509
Distributions payable	548	12,440
Liabilities associated with operating real estate held for sale	519	—
Total Liabilities	245,358	192,748
6.0% Series A Redeemable Preferred Stock, liquidation preference $25.00 per share, 30,000,000 shares authorized; 3,889,446 and 436,675 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	85,992	8,273
Equity
Stockholders’ Equity
Preferred stock, $0.01 par value, 220,000,000 shares authorized; no shares issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Common stock - Class A, $0.01 par value, 562,500,000 shares authorized; 3,953,919 and 3,871,265 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	40	39
Common stock - Class C, $0.01 par value, 187,500,000 shares authorized; 8,489 shares issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Additional paid-in-capital	119,683	122,369
Retained earnings	23,212	24,943
Total Stockholders’ Equity	142,935	147,351
Noncontrolling Interests
Operating partnership units	312,780	307,945
Partially owned properties	13,764	15,303
Total Noncontrolling Interests	326,544	323,248
Total Equity	469,479	470,599
TOTAL LIABILITIES AND EQUITY	$800,829	$671,620

See Notes to Consolidated Financial Statements

BLUEROCK HOMES TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues
Rental and other property revenues	$11,976	$10,183	$34,670	$30,591
Interest income from loan investments	730	—	1,735	—
Total revenues	12,706	10,183	36,405	30,591

Expenses
Property operating	6,434	5,094	17,391	14,233
Property management and asset management fees	1,181	1,113	3,472	3,308
General and administrative	2,451	1,675	7,756	5,464
Management fees to related party	2,377	1,993	6,621	5,875
Acquisition and other transaction costs	17	7	21	1,787
Weather-related losses, net	178	—	178	(17)
Depreciation and amortization	4,883	4,100	13,712	12,092
Total expenses	17,521	13,982	49,151	42,742

Other income (expense)
Other income (expense), net	166	(165)	106	(121)
Income from preferred equity investments	2,721	2,959	8,308	8,649
Provision for credit losses, net	(48)	(37)	(214)	(63)
Gain on sale and impairment of real estate investments, net	9,304	—	8,770	661
Loss on extinguishment of debt costs	(118)	—	(118)	—
Interest expense, net	(5,248)	(3,499)	(12,818)	(8,715)
Interest income	1,585	923	3,918	1,665
Total other income	8,362	181	7,952	2,076
Net income (loss)	3,547	(3,618)	(4,794)	(10,075)
Preferred stock dividends	(1,412)	(12)	(2,227)	(12)
Preferred stock accretion	—	—	(181)	—
Net income (loss) attributable to noncontrolling interests
Operating partnership units	2,010	(2,142)	(3,695)	(5,780)
Partially owned properties	(796)	(420)	(1,776)	(1,364)
Net income (loss) attributable to noncontrolling interests	1,214	(2,562)	(5,471)	(7,144)
Net income (loss) attributable to common stockholders	$921	$(1,068)	$(1,731)	$(2,943)

Net income (loss) per common share – Basic	$0.24	$(0.28)	$(0.45)	$(0.77)

Net income (loss) per common share – Diluted	$0.24	$(0.28)	$(0.45)	$(0.77)

Weighted average basic common shares outstanding	3,859,226	3,845,926	3,853,321	3,844,488
Weighted average diluted common shares outstanding	3,871,201	3,845,926	3,853,321	3,844,488

See Notes to Consolidated Financial Statements

BLUEROCK HOMES TRUST, INC.

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2024

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)

(In thousands, except share amounts)

	Class A Common Stock		Class C Common Stock		Additional
	Number		Number		Paid-in	Retained	Noncontrolling
	of Shares	Par Value	of Shares	Par Value	Capital	Earnings	Interests	Total Equity
Balance, July 1, 2024	3,946,348	$39	8,489	$—	$120,198	$22,291	$325,551	$468,079

Issuance of restricted Class A common stock and long-term incentive plan (“LTIP”) Units for equity incentive plan compensation, net of shares withheld for employee taxes	(186)	—	—	—	153	—	727	880
Issuance of C-LTIP Units to Manager	—	—	—	—	—	—	1,086	1,086
Series A Preferred Stock distributions declared	—	—	—	—	—	(1,412)	—	(1,412)
Distributions to partially owned properties’ noncontrolling interests	—	—	—	—	—	—	(18)	(18)
Acquisition of noncontrolling interests	—	—	—	—	(2,211)	—	(650)	(2,861)
Holder redemption of Series A Preferred Stock and conversion into Class A common stock	7,757	1	—	—	139	—	—	140
Contributions from noncontrolling interests	—	—	—	—	—	—	38	38
Adjustment for noncontrolling interest ownership in the Operating Partnership	—	—	—	—	1,404	—	(1,404)	—
Net income	—	—	—	—	—	2,333	1,214	3,547
Balance, September 30, 2024	3,953,919	$40	8,489	$—	$119,683	$23,212	$326,544	$469,479

See Notes to Consolidated Financial Statements

BLUEROCK HOMES TRUST, INC.

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)

(In thousands, except share amounts)

	Class A Common Stock		Class C Common Stock		Additional
	Number		Number		Paid-in	Retained	Noncontrolling
	of Shares	Par Value	of Shares	Par Value	Capital	Earnings	Interests	Total Equity
Balance, July 1, 2023	3,868,697	$39	8,489	$—	$125,666	$31,450	$329,081	$486,236

Issuance of restricted Class A common stock and LTIP Units for equity incentive plan compensation	—	—	—	—	47	—	667	714
Issuance of C-LTIP Units to Manager	—	—	—	—	—	—	2,347	2,347
Series A Preferred Stock distributions declared	—	—	—	—	—	(12)	—	(12)
Distributions to partially owned properties’ noncontrolling interests	—	—	—	—	—	—	(34)	(34)
Adjustment for noncontrolling interest ownership in the Operating Partnership	—	—	—	—	(1,056)	—	1,056	—
Net loss	—	—	—	—	—	(1,056)	(2,562)	(3,618)
Balance, September 30, 2023	3,868,697	$39	8,489	$—	$124,657	$30,382	$330,555	$485,633

See Notes to Consolidated Financial Statements

BLUEROCK HOMES TRUST, INC.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)

(In thousands, except share amounts)

	Class A Common Stock		Class C Common Stock		Additional
	Number		Number		Paid-in	Retained	Noncontrolling
	of Shares	Par Value	of Shares	Par Value	Capital	Earnings	Interests	Total Equity
Balance, January 1, 2024	3,871,265	$39	8,489	$—	$122,369	$24,943	$323,248	$470,599

Issuance of restricted Class A common stock and LTIP Units for equity incentive plan compensation, net of shares withheld for employee taxes	73,551	—	—	—	297	—	2,139	2,436
Issuance of C-LTIP Units to Manager	—	—	—	—	—	—	5,455	5,455
Series A Preferred Stock distributions declared	—	—	—	—	—	(2,227)	—	(2,227)
Series A Preferred Stock accretion	—	—	—	—	—	(181)	—	(181)
Distributions to partially owned properties’ noncontrolling interests	—	—	—	—	—	—	(104)	(104)
Acquisition of noncontrolling interests	—	—	—	—	(2,211)	—	(650)	(2,861)
Holder redemption of Series A Preferred Stock and conversion into Class A common stock	9,103	1	—	—	164	—	—	165
Contributions from noncontrolling interests	—	—	—	—	—	—	991	991
Adjustment for noncontrolling interest ownership in the Operating Partnership	—	—	—	—	(936)	—	936	—
Net income (loss)	—	—	—	—	—	677	(5,471)	(4,794)
Balance, September 30, 2024	3,953,919	$40	8,489	$—	$119,683	$23,212	$326,544	$469,479

See Notes to Consolidated Financial Statements

BLUEROCK HOMES TRUST, INC.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)

(In thousands, except share amounts)

	Class A Common Stock		Class C Common Stock		Additional
	Number		Number		Paid-in	Retained	Noncontrolling
	of Shares	Par Value	of Shares	Par Value	Capital	Earnings	Interests	Total Equity
Balance, January 1, 2023	3,835,013	$38	8,489	$—	$126,623	$33,325	$332,002	$491,988

Issuance of restricted Class A common stock and LTIP Units for equity incentive plan compensation	31,260	1	—	—	62	—	1,935	1,998
Issuance of C-LTIP Units to Manager	—	—	—	—	—	—	6,763	6,763
Series A Preferred Stock distributions declared	—	—	—	—	—	(12)	—	(12)
Distributions to partially owned properties’ noncontrolling interests	—	—	—	—	—	—	(230)	(230)
Acquisition of noncontrolling interests	—	—	—	—	1,515	—	(6,564)	(5,049)
Conversion of Operating Partnership Units to Class A common stock	2,424	—	—	—	100	—	(100)	—
Contributions from noncontrolling interests	—	—	—	—	—	—	250	250
Adjustment for noncontrolling interest ownership in the Operating Partnership	—	—	—	—	(3,643)	—	3,643	—
Net loss	—	—	—	—	—	(2,931)	(7,144)	(10,075)
Balance, September 30, 2023	3,868,697	$39	8,489	$—	$124,657	$30,382	$330,555	$485,633

See Notes to Consolidated Financial Statements

BLUEROCK HOMES TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended
	September 30,
	2024	2023
Cash flows from operating activities
Net loss	$(4,794)	$(10,075)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14,780	14,277
Amortization of fair value adjustments	46	(240)
Income from preferred equity investments	(8,308)	(8,649)
Gain on sale and impairment of real estate investments, net	(8,770)	(661)
Fair value adjustment of interest rate caps and swaps	3,444	1,336
Provision for credit losses, net	214	63
Loss on extinguishment of debt	118	—
Distributions of income and income from preferred equity investments	2,092	1,290
Share-based compensation attributable to equity incentive plan	2,436	1,997
Share-based compensation to Manager – C-LTIP Units	5,455	6,763
Changes in operating assets and liabilities:
Due to affiliates, net	107	363
Accounts receivable, prepaids and other assets	(5,198)	(837)
Notes and accrued interest receivable	(742)	—
Accounts payable and other accrued liabilities	3,174	1,162
Net cash provided by operating activities	4,054	6,789

Cash flows from investing activities:
Acquisitions of real estate investments	(51,454)	(4,330)
Capital expenditures	(5,939)	(7,201)
Purchase of interest rate cap	(2,688)	—
Investments in notes receivable	(24,554)	—
Repayments on notes receivable	8,284	—
Proceeds from sale of real estate investments	43,996	5,625
Proceeds from redemption of preferred equity investments	12,768	8,494
Insurance proceeds related to real estate investments	149	—
Investments in preferred equity investments	(3,005)	(7,528)
Net cash used in investing activities	(22,443)	(4,940)

Cash flows from financing activities:
Distributions to common stockholders	(3,879)	—
Distributions to noncontrolling interests	(8,509)	—
Distributions to partially owned properties’ noncontrolling interests	(104)	(230)
Distributions to preferred stockholders	(1,731)	—
Contributions from noncontrolling interests	991	250
Purchase of interests from noncontrolling interests	(2,573)	(5,049)
Borrowings on mortgages payable	23,660	—
Repayments on mortgages payable including prepayment penalties	(21,272)	(1,124)
Proceeds from revolving credit facilities	35,000	21,000
Repayments on revolving credit facilities	—	(6,000)
Payments of deferred financing fees	(1,504)	(1,092)
Net proceeds from issuance of 6.0% Series A Redeemable Preferred Stock	76,730	3,417
Net cash provided by financing activities	96,809	11,172

Net increase in cash, cash equivalents and restricted cash	$78,420	$13,021
Cash, cash equivalents and restricted cash, beginning of year	86,384	82,562
Cash, cash equivalents and restricted cash, end of period	$164,804	$95,583

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$155,131	$89,435
Restricted cash	9,673	6,148
Total cash, cash equivalents and restricted cash, end of period	$164,804	$95,583

Supplemental disclosure of cash flow information
Cash paid for interest (net of interest capitalized)	$7,984	$5,272

Supplemental disclosure of non-cash investing and financing activities
Distributions payable – declared and unpaid	$548	$12
Mortgage assumed upon property acquisition	$24,333	$—
Capital expenditures held in accounts payable and other accrued liabilities	$276	$883

See Notes to Consolidated Financial Statements

BLUEROCK HOMES TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Nature of Business

Bluerock Homes Trust, Inc. (the “Company”) was incorporated in Maryland on December 16, 2021. The Company owns and operates high-quality single-family properties located in attractive markets with a focus on the knowledge-economy and high-quality of life growth markets of the Sunbelt and Western United States. The Company’s principal objective is to generate attractive risk-adjusted returns on investments where it believes it can drive growth in funds from operations and net asset value by acquiring pre-existing single-family residential units, developing build-to-rent communities, and through Value-Add renovations. The Company’s Value-Add strategy focuses on repositioning lower-quality, less current assets to drive rent growth and expand margins to increase net operating income and maximize the Company’s return on investment.

As of September 30, 2024, the Company held twenty real estate investments, consisting of twelve consolidated investments and eight preferred equity and loan investments. The twenty investments represent an aggregate of 4,000 residential units, comprised of 2,742 consolidated units, of which 170 units are under development, and 1,258 units through preferred equity and loan investments, which includes planned units and those under development. As of September 30, 2024, the Company’s consolidated operating investments were approximately 90.5% occupied; excluding units classified as held for sale and down/renovation units, the Company’s consolidated operating investments were approximately 94.3% occupied.

The Company has elected to be treated, and currently qualifies, as a real estate investment trust (“REIT”) for federal income tax purposes. As a REIT, the Company generally is not subject to corporate-level income taxes. To maintain its REIT status, the Company is required, among other requirements, to distribute annually at least 90% of its “REIT taxable income,” as defined by the Internal Revenue Code of 1986, as amended (the “Code”), to the Company’s stockholders. If the Company fails to qualify as a REIT in any taxable year, it would be subject to federal income tax on its taxable income at regular corporate tax rates and it would not be permitted to qualify as a REIT for four years following the year in which it lost its qualification. The Company intends to continue to organize and operate in such a manner as to remain qualified as a REIT.

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company conducts its operations through Bluerock Residential Holdings, L.P., its operating partnership (the “Operating Partnership”), of which it is the sole general partner. The consolidated financial statements include the Company’s accounts and those of the Operating Partnership and its subsidiaries. As of September 30, 2024, limited partners other than the Company owned approximately 69.29% of the common units of the Operating Partnership, of which 57.09% is held by holders of limited partnership interest in the Operating Partnership (“OP Units”) and 12.20% is held by holders of the Operating Partnership’s long-term incentive plan units (“LTIP Units”), including 3.74% which are not vested as of September 30, 2024.

Certain amounts in prior year financial statement presentation have been reclassified to conform to the current year presentation.

Real Estate Investments and Preferred Equity Investments

The Company first analyzes an investment to determine if it is a variable interest entity (“VIE”) in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810: Consolidation and, if so, whether the Company is the primary beneficiary requiring consolidation of the entity. A VIE is an entity that has (i) insufficient equity to permit it to finance its activities without additional subordinated financial support or (ii) equity holders that lack the characteristics of a controlling financial interest. VIEs are consolidated by the primary beneficiary, which is the entity that has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that potentially could be significant to the entity. Variable interests in a VIE are contractual, ownership, or other financial interests in a VIE that change in value with changes in the fair value of the VIE’s net assets. The Company continuously re-assesses at each level of the investment whether (i) the entity is a VIE, and (ii) the Company is the primary beneficiary of the VIE. If it was determined that an entity in which the Company holds an interest qualified as a VIE and the Company was the primary beneficiary, the entity would be consolidated.

If, after consideration of the VIE accounting literature, the Company has determined that an entity is not a VIE, the Company assesses the need for consolidation under all other provisions of ASC 810. These provisions provide for consolidation of majority-owned entities through a majority voting interest held by the Company providing control.

In assessing whether the Company is in control of and requiring consolidation of the limited liability company and partnership venture structures, the Company evaluates the respective rights and privileges afforded each member or partner (collectively referred to as “member”). The Company’s member would not be deemed to control the entity if any of the other members has either (i) substantive kickout rights providing the ability to dissolve (liquidate) the entity or otherwise remove the managing member or general partner without cause or (ii) substantive participating rights in the entity. Substantive participating rights (whether granted by contract or law) provide for the ability to effectively participate in significant decisions of the entity that would be expected to be made in the ordinary course of business.

The Company analyzes each investment that involves real estate acquisition, development, and construction to consider whether the investment qualifies as an investment in a real estate acquisition, development, and construction arrangement. The Company has evaluated its real estate investments as required by ASC 310-10 Receivables and concluded that no investments are considered an investment in a real estate acquisition, development, or construction arrangement. As such, the Company next evaluates if these investments are considered a security under ASC 320 Investments – Debt Securities.

For investments that meet the criteria of a security under ASC 320 Investments – Debt Securities, except as noted regarding Note B of the Wayford at Pringle Loan Financing (refer to Note 6), the Company classifies each preferred equity investment as a held-to-maturity debt security as the Company has the intention and ability to hold the investment to maturity. The Company earns a fixed return on these investments which is included within income from preferred equity investments in its consolidated statements of operations. The Company evaluates the collectability of each preferred equity investment and estimates a provision for credit loss, as applicable. Refer to the Current Expected Credit Losses (“CECL”) section of this Note for further information regarding CECL and the Company’s provision for credit losses. The Company accounts for these investments as preferred equity investments in its consolidated balance sheets.

For investments that do not meet the criteria of a security under ASC 320 Investments – Debt Securities, the Company has concluded that the characteristics and the facts and circumstances indicate that loan accounting treatment is appropriate. The Company recognizes interest income on its notes receivable on the accrual method unless a significant uncertainty of collection exists. If a significant uncertainty exists, interest income is recognized as collected. Costs incurred to originate its notes receivable are deferred and amortized using the effective interest method over the term of the related note receivable. The Company evaluates the collectability of each loan investment and estimates a provision for credit loss, as applicable. Refer to the CECL section of this Note for further information regarding CECL and the Company’s provision for credit losses.

Significant Risks and Uncertainties

Uncertainty Due to Economic Volatility

The Company’s results of operations in the future may be directly or indirectly affected by uncertainties such as the effects of inflation and related volatility in the market. As inflation accelerated rapidly in the first half of 2023, the Federal Reserve increased interest rates a total of four times during 2023 to curb the effects of rising inflation. While the Federal Reserve held rates steady between July 2023 and September 2024 and reduced interest rates by 50-basis points in September 2024, there can be no assurances that interest rates will not rise again, and the Company’s operating costs, including utilities and payroll, may increase as a result of increases in inflation. Rising interest rates cause uncertainty in credit and capital markets which could have material and adverse effects on the Company’s financial condition, results of operations and cash flows. The long-term impact of these economic developments will largely depend on any future action by the Federal Reserve, future laws that may be enacted, the impact on job growth and the broader economy, and reactions by consumers, companies, governmental entities and capital markets. The Company continues to closely monitor the impact of economic volatility on all aspects of its business.

Summary of Significant Accounting Policies

Refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the Securities and Exchange Commission (“SEC”) on March 12, 2024 for discussion of the Company’s significant accounting policies. During the nine months ended September 30, 2024, there were no material changes to these policies.

Interim Financial Information

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the Unites States of America (“GAAP”) for interim financial reporting, and the instructions to Form 10-Q and Article 10-1 of Regulation S-X. Accordingly, the financial statements for interim reporting do not include all the information and notes or disclosures required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for interim periods should not be considered indicative of the operating results for a full year.

The balance sheet at December 31, 2023 has been derived from the audited financial statements at that date but does not include all the information and disclosures required by GAAP for complete financial statements. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s audited consolidated financial statements for the year ended December 31, 2023 contained in the Annual Report on Form 10-K as filed with the SEC on March 12, 2024.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update No. 2023-07 “Improvements to Reportable Segment Disclosures (Topic 280)” (“ASU 2023-07”). The amendments in ASU 2023-07 require additional disclosures regarding reportable segments, including a segment’s significant expenses on both an annual and interim basis. The amendments in ASU 2023-07 will be effective for fiscal years beginning after December 15, 2023, and for interim periods with fiscal years beginning after December 15, 2024, with early adoption permitted. ASU 2023-07 should be applied retrospectively to all prior periods presented in the financial statements unless it is impracticable to do so. The Company does not expect the adoption of ASU 2023-07 to have a material impact on its consolidated financial statements.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09 “Improvements to Income Tax Disclosures (Topic 740)” (“ASU 2023-09”). The amendments in ASU 2023-09 require additional disclosure with respect to the effective tax rate reconciliation and information on income taxes paid. The amendments in ASU 2023-09 are effective for the Company for annual reporting periods beginning after December 15, 2024. The Company is currently evaluating the impact of adopting ASU 2023-09 on its financial disclosures.

Note 3 – Acquisition of Real Estate and Additional Interests

Acquisition of Villas at Huffmeister

On March 25, 2024, the Company, through a 95% owned joint venture entity, acquired a 294-unit single-family residential community located in Houston, Texas known as Villas at Huffmeister. The purchase price of $41.2 million was funded with a $24.3 million senior loan assumption secured by Villas at Huffmeister, along with cash of $18.1 million funded by the Company, inclusive of certain adjustments typical in such real estate transactions.

Acquisition of Avenue at Timberlin Park

On July 31, 2024, the Company acquired a 200-unit single-family residential community located in Jacksonville, Florida known as Avenue at Timberlin Park. The Company has a full ownership interest in the community, and the purchase price of $33.8 million was funded with a $23.7 million senior loan secured by Avenue at Timberlin Park, along with cash of $12.9 million funded by the Company, inclusive of certain adjustments typical in such real estate transactions.

Purchase Price Allocation

The real estate acquisitions above have been accounted for as asset acquisitions. The purchase prices were allocated to the acquired assets and mortgage assumed based on their estimated fair values at the dates of acquisition.

The following table summarizes the assets acquired and mortgage assumed at the acquisition dates for the Company’s acquisitions made during the nine months ended September 30, 2024 (amounts in thousands):

Purchase
Price
Allocation
Land	$12,702
Building	48,394
Building improvements	1,314
Land improvements	10,288
Furniture and fixtures	1,335
In-place leases	1,754
Total assets acquired (1)	$75,787

Mortgage assumed	$27,440
Fair value adjustment	(3,107)
Total liabilities assumed	$24,333

(1)	The $75.8 million of total assets acquired includes $0.8 million of acquisition expenses that have been capitalized as the acquisitions have been accounted for as asset acquisitions.

Note 4 – Sale of Real Estate Assets

Sale of Navigator Villas

Prior to the sale of the property, and to effectuate a tax-deferred exchange under Section 1031 of the Code, the Company purchased its joint venture partner’s interest in Navigator Villas for $2.9 million, inclusive of estimated post-close adjustments. On August 7, 2024, the Company closed on the sale of Navigator Villas located in Pasco, Washington for a sale price of $36.4 million, subject to certain prorations and adjustments typical in such real estate transactions. After deductions for the payoff of existing mortgage indebtedness encumbering the property in the amount of $19.5 million, the purchase price of the joint venture partner’s interest, the payment of early extinguishment of debt costs, and closing costs and fees, the sale of Navigator Villas generated net proceeds of approximately $12.7 million and a gain on sale of approximately $10.0 million. The Company recorded a loss on extinguishment of debt of $0.1 million related to the sale.

Sale of Consolidated Operating Units

During the three months ended September 30, 2024, the Company closed on the following sales: five units in the Indy-Springfield portfolio, two units in the Peak JV 2 portfolio, and seven units in the Peak JV 3 portfolio, pursuant to the terms and conditions of multiple separate purchase and sales agreements. The fourteen units were sold for an aggregate of approximately $2.3 million, subject to certain prorations and adjustments typical in such real estate transactions, and generated net proceeds of approximately $2.2 million and a gain on sales of approximately $0.2 million.

During the nine months ended September 30, 2024, the Company closed on the following sales: one unit in the ILE portfolio, seven units in the Indy-Springfield portfolio, nine units in the Peak JV 2 portfolio, and thirty-four units in the Peak JV 3 portfolio, pursuant to the terms and conditions of multiple separate purchase and sales agreements. The fifty-one units were sold for an aggregate of approximately $8.9 million, subject to certain prorations and adjustments typical in such real estate transactions, and generated net proceeds of approximately $8.4 million and a gain on sales of approximately $0.9 million.

Held for Sale

At September 30, 2024, the Company classified an aggregate of 207 units as held for sale in its consolidated balance sheets, and for the three and nine months ended September 30, 2024, the Company recorded an impairment of $0.9 million and $2.1 million, respectively, related to held for sale units which is included in gain on sale and impairment of real estate investments, net in the consolidated statements of operations. The 207 units classified as held for sale are included in the following portfolios: 4 units of ILE, 41 units of Indy-Springfield, 46 units of Peak JV 2, and all 116 units of Peak JV 3. These units were identified based on submarket analysis and individual unit-level operational review. Real estate assets classified as held for sale are reported at the lower of their carrying value or estimated fair value less costs to sell and are presented separately within operating real estate held for sale, net on the Company’s consolidated balance sheets.

Note 5 - Investments in Real Estate

As of September 30, 2024, the Company held twenty real estate investments, consisting of twelve consolidated operating investments and eight held through preferred equity and loan investments. The following tables provide summary information regarding the Company’s consolidated operating investments and preferred equity and loan investments.

Consolidated Investments

		Number of	Ownership
Operating Investment Name	Location / Market	Units (1)	Interest
Avenue at Timberlin Park	Jacksonville, FL	200	100%
Ballast	AZ / CO / WA	84	95%
Golden Pacific	IN / KS / MO	169	97%
ILE	TX / SE US	481	95%
Indy-Springfield	IN / MO	327	100%
Peak JV 2	Various / TX	587	80%
Peak JV 3	Dallas-Fort Worth, TX	116	56%
Savannah-84	Savannah, GA	84	100%
Villas at Huffmeister	Houston, TX	294	95%
Wayford at Concord	Concord, NC	150	83%
Yauger Park Villas	Olympia, WA	80	95%
Total Operating Units		2,572

Development Investment Name
Abode Wendell Falls	Wendell, NC	170	100%
Total Development Units		170
Total Units		2,742

(1)	Total operating units includes an aggregate of 207 units classified as held for sale, with such units included in the following portfolios: 4 units of ILE, 41 units of Indy-Springfield, 46 units of Peak JV 2, and all 116 units of Peak JV 3.

Depreciation expense was $4.1 million and $4.1 million, and $12.4 million and $12.1 million, for the three and nine months ended September 30, 2024 and 2023, respectively.

Intangibles related to the Company’s consolidated investments in real estate consist of the value of in-place leases. Amortization expense related to the in-place leases was $0.8 million and $1.3 million for the three and nine months ended September 30, 2024, respectively. There was no amortization expense related to in-place leases during 2023.

Preferred Equity and Loan Investments

		Actual /
		Planned
		Number of
Lease-up Investment Name	Location / Market	Units
The Woods at Forest Hill (1)	Forest Hill, TX	18
Willow Park	Willow Park, TX	58
The Cottages at Myrtle Beach	Myrtle Beach, SC	294
The Cottages of Port St. Lucie	Port St. Lucie, FL	286
Chandler	Chandler, AZ	208
Wayford at Innovation Park	Charlotte, NC	210
Wayford at Pringle (2)	Charlotte, NC	102
Total Lease-up Units		1,176

Development Investment Name
Indigo Cove	Bluffton, SC	82
Total Development Units		82
Total Units		1,258

(1)	The Woods at Forest Hill unit count decreased from 76 units at December 31, 2023 to 18 units at September 30, 2024 resulting from the sales of 58 units during the nine months ended September 30, 2024. Proceeds from the sales of these units were used to fully pay off the Company’s loan investment, and partially redeem the Company’s preferred equity investment, in The Woods at Forest Hill. Refer to Note 6 and Note 7 for further information.
(2)	Wayford at Pringle is a loan investment for which the Company disburses loan proceeds to the borrower for unit acquisitions upon construction completion. Of the total 102 build-to-rent units that are to be acquired, construction of 85 units was completed during the nine months ended September 30, 2024 for which the Company provided the borrower with loan proceeds for their acquisition. The Company estimates that all units will be completed and acquired, and its loan commitment fully funded, by the end of 2024. Refer to Note 6 for further information.

Note 6 – Notes and Interest Receivable

Following is a summary of the notes and accrued interest receivable due from loan investments at September 30, 2024 and December 31, 2023 (amounts in thousands):

	September 30,	December 31,
Investment Name	2024	2023
Notes Receivable
The Woods at Forest Hill (1)	$—	$8,284
Wayford at Pringle	24,554	—
Willow Park	9,400	9,400
Total notes receivable	$33,954	$17,684

Accrued Interest Receivable
The Woods at Forest Hill (1)	$—	$94
Wayford at Pringle	838	—
Willow Park	33	35
Total accrued interest receivable	$871	$129
Total notes and accrued interest receivable	$34,825	$17,813
Allowance for credit losses	(114)	(16)
Total, net	$34,711	$17,797

(1)	In August 2024, the Company’s loan investment in The Woods at Forest Hill was paid off in full, including any accrued but unpaid interest amounts. Refer to The Woods at Forest Hill Loan Financing disclosure below for further information.

Allowance for Credit Losses

The provision for credit losses of the Company’s loan investments at September 30, 2024 and December 31, 2023 are summarized in the table below (amounts in thousands):

	September 30,	December 31,
	2024	2023
Beginning balances, net as of January 1, 2024 and 2023, respectively	$16	$—
Provision for credit losses on pool of assets, net (1)	98	16
Allowance for credit losses, net, end of period	$114	$16

(1)	Under CECL, a provision for, or recovery of, credit losses for similar assets is calculated based on a historical default rate applied to the remaining life of the assets. The provision for credit losses during the nine months ended September 30, 2024 was attributable to the addition of one investment to the pool of assets and an increase in the trailing twelve-month historical default rate.

The following table is a summary of the interest income from loan investments for the three and nine months ended September 30, 2024 (amounts in thousands). The Company did not record any interest income from loan investments during the corresponding periods ended September 30, 2023 as it held no loan investments in 2023.

	Three Months Ended	Nine Months Ended
Investment Name	September 30, 2024	September 30, 2024
The Woods at Forest Hill (1)	$7	$254
Wayford at Pringle	601	1,118
Willow Park	122	363
Total	$730	$1,735

(1)	In August 2024, the Company’s loan investment in The Woods at Forest Hill was paid off in full, including any accrued but unpaid interest amounts. Refer to The Woods at Forest Hill Loan Financing disclosure below for further information.

Peak Housing Financing

Prior to 2024, the Company provided a mezzanine loan to the portfolio owner in Peak JV 3, which is owned through a joint venture between the Company and the operating partnership of Peak Housing REIT (the “Peak REIT OP”). The entity through which the Company provided the loan (the lender-entity) and the entity to which the loan was provided (the property owner) consolidate into the Company’s financial statements. As such, the loan receivable balance and the loan payable balance, and the loan interest income and loan interest expense attributable to the Company, are eliminated through consolidation on the consolidated balance sheets and statements of operations, respectively. The Company (as lender entity) recognizes Peak REIT OP’s portion of interest expense on the loan as income and this amount is reflected in net income (loss) attributable to common stockholders in the Company’s consolidated statements of operations. The mezzanine loan was to mature on June 30, 2024; however, on May 22, 2024, the property owner delivered written notice to the Company of its intention to exercise the loan’s final six-month extension option, extending the maturity date to December 30, 2024. The loan can be prepaid without penalty. At December 31, 2023, the outstanding balance of the loan provided by the Company was $15.9 million. During the nine months ended September 30, 2024, proceeds from the sales of 34 units in the Peak JV 3 portfolio (refer to Note 4 for further information) have been used to reduce the outstanding balance of the loan to $11.7 million at September 30, 2024.

Wayford at Pringle Loan Financing

On January 10, 2024, the Company entered into an agreement to provide a loan in the maximum aggregate amount up to $30.1 million (the “Pringle Loan”) to an unaffiliated, third-party borrower to acquire 102 build-to-rent, single-family residential units in Charlotte, North Carolina to be known as Wayford at Pringle. The project is currently under development, and the Company will disburse loan proceeds to the borrower for unit acquisitions as construction is completed. The Pringle Loan is comprised of two notes as follows: Note A in the maximum principal amount up to $22.3 million and Note B in the maximum principal amount up to $7.8 million. Note B has certain conversion options that require the consent of both parties before such options can be exercised; neither party has unilateral control to enforce a conversion. The Company has evaluated both notes and concluded that loan accounting treatment is appropriate for Note A, whereas Note B, due to the conversion options, meets the criteria of a debt security and is considered as available for sale. The Company records both notes in notes and accrued interest receivable, net in its consolidated balance sheets, and the interest income earned on both notes is recorded in interest income from loan investments in its consolidated statements of operations.

Note A and Note B both have an initial maturity of January 12, 2026 and contain four (4) six-month extension options subject to certain conditions. Note A bears interest on the amount drawn at the one-month Secured Overnight Financing Rate (“SOFR”) plus 4.50% through initial maturity, and if extended, such rate becomes subject to a 5.31% rate floor. Note A has regular monthly payments that are interest-only during the term of the loan, and no prepayment of Note A, in part or in whole, can be made prior to prepayment of Note B subject to certain conditions. On Note B, interest shall accrue on the amount drawn at a rate of 15.00% per annum, compounded monthly, with outstanding principal and accrued interest amounts due upon maturity. Note B can be prepaid in part or in whole subject to minimum interest. As of September 30, 2024, construction was completed on 85 of the total 102 units, and the Company had funded $16.8 million of Note A and fully funded the $7.8 million of Note B. There were no unrealized gains or losses associated with Note B as of September 30, 2024 as the Company determined that the $7.8 million face value of Note B represents its fair value at such measurement date.

The Woods at Forest Hill Loan Financing

In December 2023, the Company assumed an $8.3 million senior loan (the “Woods Loan”) made to an unaffiliated third-party borrower for 76 build-to-rent, single family residential units in Forest Hill, Texas. The Woods Loan investment was in addition to the Company’s existing preferred equity investment in The Woods at Forest Hill. The Woods Loan borrower is currently in the process of selling the individual units, and during the nine months ended September 30, 2024, the borrower sold 58 of the 76 units that collateralized the Company’s loan and preferred equity investments in The Woods at Forest Hill. Proceeds from the sales of these units were used to fully pay off the Woods Loan investment made by the Company in the aggregate amount of $8.5 million, which included principal investment of $8.3 million and accrued interest of $0.2 million, with the final payment received in August 2024. Following the payoff of the Woods Loan, remaining available proceeds from the unit sales were used to partially redeem the Company’s preferred equity investment in The Woods at Forest Hill (refer to Note 7 for further information).

Willow Park Loan Financing

In October 2023, the Company provided a $9.4 million senior loan (the “Willow Loan”) to an unaffiliated third-party borrower for 58 build-to-rent, single-family residential units. The Willow Loan was to initially mature on October 28, 2024; however, on September 30, 2024, the borrower delivered written notice to the Company of its intention to exercise the first of the Willow Loan’s two six-month extension options, extending the maturity date to April 28, 2025. Following the initial maturity date, the Willow Loan interest rate will increase from a fixed rate of 5.08% per annum to a fixed rate of 7.50% per annum through the first extension period, with regular monthly payments remaining interest-only. The Willow Loan can be prepaid in part, subject to a minimum payment, or in whole without penalty.

Note 7 – Preferred Equity Investments

The carrying amount of the Company’s preferred equity investments at September 30, 2024 and December 31, 2023 is summarized in the table below (amounts in thousands):

	September 30,	December 31,
Investment Name	2024	2023
Chandler	$15,000	$15,000
Indigo Cove	3,004	—
Peak Housing (1)	—	10,663
The Cottages at Myrtle Beach	17,913	17,913
The Cottages of Port St. Lucie	18,785	18,785
The Woods at Forest Hill (2)	5,165	7,270
Wayford at Innovation Park	13,400	13,400
Total	$73,267	$83,031
Allowance for credit losses	(296)	(180)
Total, net	$72,971	$82,851

(1)	In September 2024, the Company’s preferred equity investment in Peak Housing was fully redeemed. Refer to the Peak Housing Interests disclosure below for further information.
(2)

The Woods at Forest Hill carrying amount at September 30, 2024 includes amounts related to Willow Park, a preferred equity investment that the Company was redeemed out of in October 2023. Refer to the The Woods at Forest Hill Interests disclosure below for further information.

Allowance for Credit Losses

The provision for credit losses of the Company’s preferred equity investments at September 30, 2024 and December 31, 2023 are summarized in the table below (amounts in thousands):

	September 30,	December 31,
	2024	2023
Beginning balances, net as of January 1, 2024 and 2023, respectively	$180	$22
Provision for credit losses on pool of assets, net (1)	116	158
Allowance for credit losses, net, end of period	$296	$180

(1)

Under CECL, a provision for, or recovery of, credit losses for similar assets is calculated based on a historical default rate applied to the remaining life of the assets. The provision for credit losses during the nine months ended September 30, 2024 was primarily attributable to an increase in the trailing twelve-month historical default rate.

At September 30, 2024, the Company, through wholly-owned subsidiaries of the Operating Partnership, had outstanding preferred equity investments in six joint ventures which are classified as held to maturity debt securities as the Company has the intention and ability to hold the investments to maturity. The Company earns a fixed return on these investments, which is included within income from preferred equity investments in its consolidated statements of operations. Each joint venture’s purpose is to develop or operate a portfolio of residential units.

The following table summarizes the Company’s income from preferred equity investments for the three and nine months ended September 30, 2024 and 2023 (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
Investment Name	2024	2023	2024	2023
Chandler	$518	$—	$1,542	$—
Indigo Cove	102	—	104	—
Peak Housing (1)	94	303	523	1,087
The Cottages at Myrtle Beach	664	664	1,977	1,970
The Cottages at Warner Robins (2)	—	491	—	1,457
The Cottages of Port St. Lucie	696	696	2,074	2,066
The Woods at Forest Hill	219	201	814	464
Wayford at Innovation Park	428	428	1,274	1,191
Willow Park (2)	—	176	—	414
Total income from preferred equity investments (3)	$2,721	$2,959	$8,308	$8,649

(1)	In September 2024, the Company’s preferred equity investment in Peak Housing was fully redeemed. Refer to the Peak Housing Interests disclosure below for further information.
(2)	The Company’s preferred equity investments in The Cottages at Warner Robins and Willow Park were redeemed in December 2023 and October 2023, respectively.
(3)	Total income from preferred equity investments includes both current and accrued income amounts. The accrued portion of the total income was $2.6 million and $2.7 million, and $7.8 million and $7.6 million, for the three and nine months ended September 30, 2024 and 2023, respectively. At September 30, 2024 and December 31, 2023, the Company had $19.9 million and $13.7 million, respectively, of total accrued preferred equity income, which is recorded in accounts receivable, prepaids and other assets, net in its consolidated balance sheets.

Indigo Cove Interests

On June 27, 2024, the Company entered into a joint venture agreement with an unaffiliated third party (the “Indigo JV”) to develop approximately 82 build-to-rent, single-family residential units in Bluffton, South Carolina. The Company made a commitment to invest $5.3 million for preferred equity interests in the Indigo JV, of which $3.0 million had been funded as of September 30, 2024. The Company earns an accrued return on its outstanding capital contributions at a rate of 17.0% per annum compounded monthly, subject to a minimum return, with preferred return payments commencing in December 2025 contingent upon the property generating cash flows in excess of operating costs. The Indigo JV is required to redeem the Company’s preferred equity interests plus any accrued preferred return on the date the construction loan (addressed below) is repaid or refinanced, or earlier upon the occurrence of certain events.

In conjunction with the Indigo Cove development, the Indigo Cove property owner, which is owned by the Indigo JV, entered into a $22.0 million construction loan, of which $0.6 million was outstanding as of September 30, 2024. The loan bears interest on the amount drawn based on one-month Term SOFR plus 5.55%, subject to a 9.87% rate floor, with interest-only monthly payments during the term of the loan. The loan matures on June 18, 2026 and is secured by the fee simple interest in the Indigo Cove development. The loan contains two (2) six-month extension options, subject to certain conditions, and can be prepaid without penalty.

Peak Housing Interests

Prior to 2024, the Company made a preferred equity investment in the Peak REIT OP in the aggregate amount of $20.3 million which was collateralized by 648 single-family residential units (“Peak Housing”). Peak REIT OP could sell the units collateralizing the Company’s preferred equity investment, though Peak REIT OP was required to distribute any net sale proceeds to the Company, after consideration for partnership operating expenses and reserve requirements, until the Company’s full preferred equity investment had been repaid in full, subject to certain rate of return requirements and including any accrued but unpaid preferred returns. During 2023, Peak REIT OP sold 196 of the 648 units that collateralized the Company’s investment, with the proceeds from the sales used to partially redeem the Company’s preferred equity investment. At December 31, 2023, the Company’s outstanding preferred equity principal investment in Peak REIT OP was $10.6 million.

During the nine months ended September 30, 2024, Peak REIT OP continued to sell units that collateralized the Company’s investment. Proceeds from the sales were used by Peak REIT OP to fully redeem the Company’s preferred equity investment in the aggregate amount of $11.2 million, which included the Company’s remaining principal investment of $10.6 million and accrued preferred return of $0.6 million, with the final redemption payment received in September 2024.

The Cottages of Port St. Lucie Interests

The Company is party to a joint venture agreement with an unaffiliated third party (the “Cottages St. Lucie JV”) that developed 286 build-to-rent, single-family residential units in Port St. Lucie, Florida. The Company made an $18.8 million preferred equity investment in the Cottages St. Lucie JV, and the joint venture is required to redeem the Company’s investment, plus any accrued but unpaid preferred returns, on the date the construction loan is due and payable or earlier upon the occurrence of certain events. The construction loan was to mature on August 26, 2024; however, The Cottages of Port St. Lucie property owner, which is owned by the Cottages St. Lucie JV, executed an amendment to the construction loan agreement, which included revising the maturity date to November 26, 2024. The construction loan can be prepaid without penalty and has regular monthly payments that will remain interest-only during the extension period.

The Woods at Forest Hill Interests

The Company is party to a joint venture agreement with an unaffiliated third party (the “Woods JV”) for 76 build-to-rent, single-family residential units in Forest Hill, Texas. The Company made a $5.6 million preferred equity investment in the Woods JV, which preceded the senior loan investment made by the Company in The Woods at Forest Hill (the Woods Loan - refer to Note 6 for further information). The Woods Loan borrower is currently in the process of selling the individual units, and during the nine months ended September 30, 2024, the borrower sold 58 of the 76 units that collateralized the Company’s preferred equity and loan investments in The Woods at Forest Hill. Proceeds from the sales of these units were first used to fully pay off the Woods Loan investment made by the Company, with remaining available proceeds used to partially redeem the Company’s preferred equity investment in the Woods JV in the aggregate amount of $3.8 million, which included principal investment of $2.1 million, accrued preferred return of $1.1 million, and a minimum multiple payment of $0.6 million. At September 30, 2024, the Company’s outstanding preferred equity investment in the Woods JV was $3.5 million, with a remaining 18 units as collateral underlying the Company’s investment.

In addition, The Woods at Forest Hill units, along with other Peak REIT OP investments, serve as collateral for the Company’s previous preferred equity investment in Willow Park. In October 2023, the Company’s investment in Willow Park was redeemed by the Willow Park joint venture, with the Company receiving $2.9 million of its $4.6 million principal investment. The remaining $1.7 million of the Company’s preferred equity investment in Willow Park, together with the Company’s $3.5 million of outstanding preferred equity investment in the Woods JV, results in the Company’s preferred equity investment carrying value of $5.2 million in The Woods at Forest Hill at September 30, 2024. Peak REIT OP has guaranteed the full return of the Company’s investments in both The Woods at Forest Hill and Willow Park.

Note 8— Revolving Credit Facilities

The outstanding balances on the revolving credit facilities at September 30, 2024 and December 31, 2023 are as follows (amounts in thousands):

	September 30,	December 31,
Revolving Credit Facilities	2024	2023
Amended DB Credit Facility	$85,000	$50,000
Amended ILE Sunflower Credit Facility	20,000	20,000
Total	$105,000	$70,000

Amended Deutsche Bank Credit Facility (“Amended DB Credit Facility”)

On December 29, 2023, certain of the Company’s subsidiaries entered into an amended and restated credit facility (the “Amended DB Credit Facility”) with Deutsche Bank Securities Inc. (“Deutsche Bank”), as sole lead arranger, Deutsche Bank AG, New York Branch, as administrative agent, the financial institutions party thereto as lenders and Computershare Trust Company, N.A., as paying agent and calculation agent, and the Company as a guarantor. The Amended DB Credit Facility provides for a revolving loan with a maximum commitment amount of $150 million. Borrowings under the Amended DB Credit Facility are limited to financings related to the acquisition, renovation, rehabilitation, maintenance and leasing of single-family residential units in the Indy-Springfield, Peak JV 2 and Savannah-84 portfolios. Borrowings under the Amended DB Credit Facility bear interest on the amount drawn at Term SOFR plus 2.80%, and borrowings can be prepaid without premium or penalty. The interest rate on outstanding borrowings was 8.00% at September 30, 2024. The Amended DB Credit Facility matures on April 6, 2025 and contains a one-year extension option, subject to certain conditions. The Amended DB Credit Facility contains certain financial and operating covenants, including maximum leverage ratio, minimum debt yield and minimum debt service coverage ratios. At September 30, 2024, the Amended DB Credit Facility was drawn at $85 million and the Company was in compliance with all covenants under the Amended DB Credit Facility. The availability of borrowings under the Amended DB Credit Facility at September 30, 2024 was approximately $13 million and is based on the collateral and compliance with various ratios related to those assets.

Amended ILE Sunflower Credit Facility

On June 27, 2023, the Company, along with its unaffiliated joint venture partner, ILE, entered into an amended and restated credit facility with Sunflower Bank, N.A. (the “Amended ILE Sunflower Credit Facility”). The Amended ILE Sunflower Credit Facility transitioned the interest rate on borrowings from LIBOR to a SOFR-based rate. There were no other material changes in terms from the previous credit facility. The Amended ILE Sunflower Credit Facility provided for a revolving loan with an initial commitment amount of $20 million, which commitment contained an accordion feature to a maximum total commitment of up to $50 million. The Amended ILE Sunflower Credit Facility, along with three other separate non-revolving credit facilities (refer to Note 9 for further information), was used in the financing of acquisitions of single-family residential units. Borrowings under the Amended ILE Sunflower Credit Facility bore interest at Term SOFR plus 3.11%, subject to a rate floor, and could be prepaid without penalty or premium. The interest rate on outstanding borrowings was 7.97% at September 30, 2024. Prior to the full payoff of the Amended ILE Sunflower Credit Facility in October 2024 (refer to the ILE Financing disclosure in Note 15 for further information), the Amended ILE Sunflower Credit Facility was to mature on December 27, 2024 and contained certain financial and operating covenants, including a minimum fixed charge coverage ratio. At September 30, 2024, the Company was in compliance with all covenants under the Amended ILE Sunflower Credit Facility and the initial commitment was fully drawn at $20 million. A principal of ILE had guaranteed the obligations under the Amended ILE Sunflower Credit Facility and the joint venture had pledged certain assets as collateral.

Note 9 – Mortgages Payable

The following table summarizes certain information as of September 30, 2024 and December 31, 2023 with respect to the Company’s senior mortgage indebtedness (amounts in thousands):

	Outstanding Principal		As of September 30, 2024
	September 30,	December 31,		Interest-only
Property	2024	2023	Interest Rate	through date	Maturity Date

Fixed Rate:
Avenue at Timberlin Park	$23,660	$—	5.47%	August 2027	August 1, 2029
ILE (1)	28,653	29,680	4.05%	(2)	(1)
Navigator Villas (3)	—	19,702
Villas at Huffmeister	27,440	—	3.56%	October 2024	October 1, 2029
Yauger Park Villas (4)	14,123	14,350	4.86%	(2)	April 1, 2026
Total Fixed Rate	$93,876	$63,732

Floating Rate:
Wayford at Concord (5)	$32,973	$32,973	4.73%	May 2027	May 1, 2029
Total Floating Rate	$32,973	$32,973
Total	$126,849	$96,705
Fair value adjustments	(2,482)	916
Deferred financing costs, net	(1,838)	(951)
Total mortgages payable	$122,529	$96,670

(1)	ILE’s fixed rate debt represents the aggregate debt outstanding across three separate credit agreements. Of the outstanding balance, one credit agreement (“CA1”) has a balance of $6.0 million at a fixed rate of 3.50%, the second credit agreement (“CA2”) has a balance of $18.2 million at a fixed rate of 3.75%, and the third credit agreement (“CA3”) has a balance of $4.5 million at a fixed rate of 6.00%. CA1 and CA2 both mature in 2026; CA3 matures in 2028.
(2)	The loan requires monthly payments of principal and interest.
(3)	The Company sold Navigator Villas in August 2024.
(4)	The principal balance includes a $9.8 million senior loan at a fixed rate of 4.81% and a $4.3 million supplemental loan at a fixed rate of 4.96%.
(5)	The Wayford at Concord loan bears interest at the 30-day average SOFR plus 2.23%. In September 2024, the 30-day average SOFR in effect was 5.35%. SOFR rate is subject to a 2.50% rate cap through April 2025. Refer to Note 11 for further information.

Deferred financing costs

Costs incurred in obtaining long-term financing are amortized on a straight-line basis to interest expense over the terms of the related financing agreements, as applicable, which approximates the effective interest method.

Fair value adjustments of debt

The Company records a fair value adjustment based upon the fair value of the loans on the date they were assumed in conjunction with acquisitions. The fair value adjustments are being amortized to interest expense over the remaining life of the loans.

Loss on Extinguishment of Debt and Debt Modification Costs

Upon repayment of or in conjunction with a material change (i.e., a 10% or greater difference in the cash flows between instruments) in the terms of an underlying debt agreement, the Company writes-off any unamortized deferred financing costs and fair market value adjustments related to the original debt that was extinguished. Prepayment penalties incurred on the early repayment of debt and costs incurred in a debt modification that are not capitalized would also be included within loss on extinguishment of debt and debt modification costs on the consolidated statements of operations. The Company had $0.1 million of loss on extinguishment of debt costs and no debt modification costs for both the three and nine months ended September 30, 2024. The Company had no loss on extinguishment of debt or debt modification costs during 2023.

Debt maturities

At September 30, 2024, contractual principal payments for the five subsequent years and thereafter are as follows (amounts in thousands):

Year	Total
2024 (October 1–December 31)	$413
2025	1,859
2026	37,318
2027	1,107
2028	5,702
Thereafter	80,450
$126,849
Add: Unamortized fair value debt adjustment	(2,482)
Subtract: Deferred financing costs, net	(1,838)
Total mortgages payable	$122,529

The net book value of real estate assets providing collateral for these above borrowings, including the revolving credit facilities (refer to Note 8 for further information), was $403.9 million at September 30, 2024.

The mortgage loans encumbering the Company’s properties are nonrecourse, subject to certain exceptions for which the Company would be liable for any resulting losses incurred by the lender. These exceptions generally include fraud or a material misrepresentation, misstatement or omission by the borrower, intentional or grossly negligent conduct by the borrower that harms the property or results in a loss to the lender, filing of a bankruptcy petition by the borrower, either directly or indirectly, and certain environmental liabilities. In addition, upon the occurrence of certain events, such as fraud or filing of a bankruptcy petition by the borrower, the Company or our joint ventures would be liable for the entire outstanding balance of the loan, all interest accrued thereon and certain other costs, including penalties and expenses. The mortgage loans have a period where a prepayment fee or yield maintenance would be required.

Note 10 – Fair Value of Financial Instruments

Fair Value Measurements

For financial assets and liabilities recorded at fair value on a recurring or non-recurring basis, fair value is the price the Company would expect to receive to sell an asset, or pay to transfer a liability, in an orderly transaction with a market participant at the measurement date under current market conditions. In the absence of such data, fair value is estimated using internal information consistent with what market participants would use in a hypothetical transaction.

In determining fair value, observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions; preference is given to observable inputs. In accordance with GAAP and as defined in ASC Topic 820: Fair Value Measurement, these two types of inputs create the following fair value hierarchy:

●	Level 1: Quoted prices for identical instruments in active markets
●	Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable
●	Level 3: Significant inputs to the valuation model are unobservable

If the inputs used to measure the fair value fall within different levels of the hierarchy, the fair value is determined based upon the lowest level input that is significant to the fair value measurement. Whenever possible, the Company uses quoted market prices to determine fair value. In the absence of quoted market prices, the Company uses independent sources and data to determine fair value.

Fair Value of Financial Instruments

At September 30, 2024 and December 31, 2023, the carrying values of cash and cash equivalents, restricted cash, accounts receivable, due to affiliates, accounts payable, other accrued liabilities, and distributions payable approximate their fair value based on their highly-liquid nature and/or short-term maturities.

The carrying values and fair values of the Company’s financial instruments at September 30, 2024 and December 31, 2023 are summarized in the table below (amounts in thousands):

		September 30, 2024		December 31, 2023
		Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Note receivable (available for sale) (1)	Level 3	$7,800	$7,800	$—	$—

Liabilities
Mortgages payable (2)	Level 2	$124,367	$124,052	$97,621	$93,046

(1)	Represents Note B of the Pringle Loan which, due to conversion options, meets the criteria of a debt security and is considered as available for sale (refer to Note 6 for further information). The fair value of the note receivable is estimated by modeling the expected contractual cash flows required under the instrument and discounting such cash flows back to their present value using estimates of current market rates. As the estimated current market rates did not substantially differ from the discount rates originally applied, the carrying amount of the note receivable approximates its fair value. There were no purchases, sales, issuances, or settlements during the nine months ended September 30, 2024 other than the $7.8 million initial funding of the note in the first quarter 2024.
(2)	The carrying values of the mortgages payable include ($2,482) and $916 of unamortized fair value debt adjustments and exclude $1,838 and $951 of deferred financing costs at September 30, 2024 and December 31, 2023, respectively. The fair value of mortgages payable is estimated based on interest rates obtained from third party lenders for similar types of borrowing arrangements.

The Company’s operating units classified as held for sale for which it has recorded impairments, measured at fair value on a non-recurring basis, for the three and nine months ended September 30, 2024 are summarized below (amounts in thousands). The Company had no operating units classified as held for sale during the corresponding periods ended September 30, 2023.

	Three Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2024
Investment in operating units classified as held for sale (Level 3)
Pre-impairment amount	$10,944	$12,930
Total impairments (1)	(948)	(2,079)
Fair value (2)	$9,996	$10,851

(1)	Impairment amounts are included in gain on sale and impairment of real estate investments, net in the Company’s consolidated statements of operations.
(2)	Real estate assets classified as held for sale are reported at the lower of their carrying value or estimated fair value less costs to sell and are presented separately within operating real estate held for sale, net on the Company’s consolidated balance sheets. The estimated fair value is based on discussions with third party brokers, historical sales experience, and current market conditions.

Derivative Financial Instruments

The estimated fair values of derivative financial instruments are valued using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and volatility. The fair value of interest rate caps is determined using the market-standard methodology of discounting the future expected cash receipts which would occur if floating interest rates rise above the strike rate of the caps. The floating interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. The fair value of interest rate swaps is determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The inputs used in the valuation of interest rate caps and swaps fall within Level 2 of the fair value hierarchy.

Note 11 – Derivative Financial Instruments

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash payments principally related to the Company’s borrowings.

The Company’s objectives in using interest rate derivative financial instruments are to add stability to interest expense and to manage the Company’s exposure to interest rate movements. To accomplish these objectives, the Company primarily uses interest rate caps and swaps as part of its interest rate risk management strategy. Interest rate caps involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium. Interest rate swaps involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

The Company has not designated any of the interest rate derivatives as hedges. Although these derivative financial instruments were not designated or did not qualify for hedge accounting, the Company believes these derivative financial instruments mitigate increases in interest rates. The Company does not use derivative financial instruments for trading or speculative purposes.

At September 30, 2024, the Company had interest rate caps and swaps which effectively limit the Company’s exposure to interest rate risk by providing a ceiling on the underlying interest rate for $128.5 million of the Company’s debt. The following table summarizes the Company’s derivative financial instruments at September 30, 2024 ($ in thousands):

	Interest Rate Caps	Interest Rate Swaps
Notional balance	$145,473	$10,500
Number of instruments	2	2
Earliest maturity date	May 2025	March 2026
Latest maturity date	May 2025	August 2028

The table below presents the classification and fair value of the Company’s derivative financial instruments on the consolidated balance sheets at September 30, 2024 and December 31, 2023 (amounts in thousands):

Derivatives not designated as hedging		Fair Values of Derivative Instruments
instruments under ASC 815-20	Balance Sheet Location	September 30, 2024	December 31, 2023
Interest rate caps	Accounts receivable, prepaids and other assets	$1,438	$1,934
Interest rate swaps	Accounts receivable, prepaids and other assets	223	483

The table below presents the classification and effect of the Company’s derivative financial instruments on the consolidated statements of operations for the three and nine months ended September 30, 2024 and 2023 (amounts in thousands):

		The Effect of Derivative Instruments on the
		Statements of Operations
Derivatives not designated as hedging	Location of Gain (Loss)	Three Months Ended September 30,		Nine Months Ended September 30,
instruments under ASC 815-20	Recognized in Income	2024	2023	2024	2023
Interest rate caps	Interest expense, net	$(1,578)	$(792)	$(3,184)	$(1,477)
Interest rate swaps	Interest expense, net	(310)	94	(260)	141

Note 12 – Related Party Transactions

Management Agreement

In October 2022, the Company entered into a management agreement (the “Management Agreement”) with the Operating Partnership and Bluerock Homes Manager, LLC (the “Manager”), which is an affiliate of Bluerock Real Estate, LLC (“BRE”), pursuant to which the Manager provides for the day-to-day management of the Company’s operations. Pursuant to the terms of the Management Agreement, the Manager provides the Company with a management team and appropriate support personnel to provide such management services to the Company. The Management Agreement requires the Manager to manage the Company’s business affairs under the supervision and direction of the Company’s board of directions (the “Board”). Specifically, the Manager is responsible for (i) the selection, purchase and sale of the Company’s portfolio investments, (ii) the Company’s financing activities, and (iii) providing the Company with advisory services, in each case in conformity with the investment guidelines and other policies approved and monitored by its Board. The Management Agreement expires on October 6, 2024 and will be automatically renewed for a one-year term on each anniversary date thereafter unless earlier terminated or not renewed in accordance with the terms thereof.

The Company pays the Manager a base management fee (the “base management fee”) in an amount equal to 1.50% of the Company’s New Stockholders’ Equity (as defined in the Management Agreement) per year, as well as an incentive fee (the “incentive fee”) with respect to each calendar quarter (or part thereof that the Management Agreement is in effect) in arrears. The Company is required to reimburse the Manager for certain expenses and pay all operating expenses (the “operating expense reimbursement”) with respect to each calendar quarter (or part thereof that the Management Agreement is in effect) in arrears, except those specifically required to be borne by the Manager under the Management Agreement. The Management Agreement provides that (i) the base management fee and the incentive fee shall be allocated and payable as one half (50%) in C-LTIP Units and the remainder payable in cash or C-LTIP Units, at the discretion of the Board, and (ii) the operating expense reimbursement shall be payable either in cash or C-LTIP Units, at the discretion of the Board. The number of C-LTIP Units payable and issued to the Manager for the base management fee, the incentive fee and expense reimbursements will be equal to the dollar amount (of the portion deemed payable in C-LTIP Units) of the fees earned or reimbursement amount divided by the average of the closing prices of the Class A common stock for the five business days prior to issuance.

For the three and nine months ended September 30, 2024 and 2023, the Company recorded base management fees of $2.4 million and $2.0 million, and $6.6 million and $5.9 million, respectively. Commencing with the base management fee for the first quarter 2024, the Company paid, and expects to continue to pay, the base management fee to the Manager as one half (50)% in C-LTIP Units and the remainder in cash; prior to the first quarter 2024, the Company paid the base management fee to the Manager entirely through the issuance of C-LTIP Units. There have been no incentive fee expenses incurred during 2024 or the year ended December 31, 2023.

For the three and nine months ended September 30, 2024 and 2023, the Company recorded operating expense reimbursements of $1.0 million and $0.4 million, and $3.3 million and $1.1 million, respectively. Commencing with the operating expense reimbursement for the first quarter 2024, the Company paid, and expects to continue to pay, the operating expense reimbursement to the Manager entirely in cash; prior to the first quarter 2024, the Company paid the operating expense reimbursement to the Manager entirely through the issuance of C-LTIP Units. The operating expense reimbursement for each of the first three quarters of 2024 included an average reimbursement to the Manager of $0.7 million for accounting and legal services. Prior to the fourth quarter 2023, the Manager elected to not seek reimbursement for accounting and legal services during the Company’s first year of operations. In addition, for the three and nine months ended September 30, 2024 and 2023, the Company recorded direct expense reimbursements of $0.1 million and $0.1 million, and $0.3 million and $0.3 million, respectively, which were paid to the Manager in cash. Both the operating and direct expense reimbursements were recorded as part of general and administrative expenses in the Company’s consolidated statements of operations.

The table below presents the related party amounts payable to the Manager at September 30, 2024 and December 31, 2023 pursuant to the terms of the Management Agreement (amounts in thousands). The Company records these payables in due to affiliates in its consolidated balance sheets.

	September 30,	December 31,
Amounts payable to the Manager under the Management Agreement	2024	2023
Base management fee	$2,377	$2,048
Operating and direct expense reimbursements	1,140	1,365
Offering expense reimbursements	98	96
Total amounts payable to the Manager	$3,615	$3,509

At September 30, 2024 and December 31, 2023, the Company had no receivables due from any related parties.

Selling Commissions and Dealer Manager Fees

In conjunction with the offering of the Company’s Series A Preferred Stock (refer to Note 13 for further information), the Company engaged a related party as dealer manager, and pays up to 10% of the gross offering proceeds from the offering as selling commissions and dealer manager fees. The dealer manager re-allows the substantial majority of the selling commissions and dealer manager fees to participating broker-dealers and incurs costs in excess of the 10%, which costs are borne by the dealer manager without reimbursement by the Company. For the nine months ended September 30, 2024, the Company incurred $6.1 million in selling commissions and discounts and $2.6 million in dealer manager fees and discounts related to its offering of Series A Preferred Stock. In addition, the Manager was, or shall be, reimbursed for offering costs of $0.6 million in conjunction with the offering of Series A Preferred Stock during the nine months ended September 30, 2024. The selling commissions, dealer manager fees, discounts and reimbursements for offering costs were recorded as a reduction to the proceeds of the offering.

Note 13 – Stockholders’ Equity and Redeemable Preferred Stock

Net Income (Loss) Per Common Share

Basic and diluted net income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders, less dividends on restricted stock, LTIP Units and C-LTIP Units expected to vest, by the weighted average number of common shares outstanding for the period. Net income (loss) attributable to common stockholders is computed by adjusting net income (loss) for the non-forfeitable dividends paid on non-vested restricted stock, LTIP Units and C-LTIP Units.

The Company considers the requirements of the two-class method when preparing earnings per share. The Company has two classes of common stock outstanding: Class A common stock, $0.01 par value per share, and Class C common stock, $0.01 par value per share. Earnings per share is not affected by the two-class method because the Company’s Class A and C common stock participate in dividends on a one-for-one basis.

The following table reconciles the components of basic and diluted net income (loss) per common share for the three and nine months ended September 30, 2024 and 2023 (amounts in thousands, except share and per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (loss)	$3,547	$(3,618)	$(4,794)	$(10,075)
Less preferred stock dividends	(1,412)	(12)	(2,227)	(12)
Less preferred stock accretion	—	—	(181)	—
Less net income / addback net loss attributable to noncontrolling interests	(1,214)	2,562	5,471	7,144
Net income (loss) attributable to common stockholders	$921	$(1,068)	$(1,731)	$(2,943)

Weighted average common shares outstanding (1)	3,859,226	3,845,926	3,853,321	3,844,488
Potential dilutive shares (2)	11,975	—	—	—
Weighted average common shares outstanding and potential dilutive shares (1)	3,871,201	3,845,926	3,853,321	3,844,488

Net income (loss) per common share, basic	$0.24	$(0.28)	$(0.45)	$(0.77)
Net income (loss) per common share, diluted	$0.24	$(0.28)	$(0.45)	$(0.77)

(1)	Amounts relate to shares of the Company’s Class A and Class C common stock outstanding.
(2)	For the three months ended September 30, 2024, potential vesting of restricted Class A common stock of 11,975 shares are included in the diluted shares calculation. For the nine months ended September 30, 2024, potential vesting of restricted Class A common stock of 3,383 shares are excluded from the diluted shares calculation as the effect is antidilutive. For the three and nine months ended September 30, 2024, potential conversion of the Series A Preferred Stock into Class A common stock of 4,142,972 shares and 2,315,348 shares, respectively, are excluded from the diluted shares calculation as the effect is antidilutive.

For the three and nine months ended September 30, 2023, (i) potential vesting of restricted Class A common stock of zero shares and 3,702 shares, respectively, are excluded from the diluted shares calculation as the effect is antidilutive, and (ii) potential conversion of the Series A Preferred Stock into Class A common stock of 44,658 shares and 12,810 shares, respectively, are excluded from the diluted shares calculation as the effect is antidilutive.

The effect of the conversion of OP Units is not reflected in the computation of basic and diluted earnings per share as they are exchangeable for Class A common stock on a one-for-one basis. The income allocable to such OP Units is allocated on this same basis and reflected as noncontrolling interests in the accompanying consolidated financial statements. As such, the assumed conversion of these OP Units would have no net impact on the determination of diluted earnings per share.

Series A Redeemable Preferred Stock

During the nine months ended September 30, 2024, the Company issued 3,459,331 shares of 6.0% Series A Redeemable Preferred Stock (the “Series A Preferred Stock”) at $25.00 per share (the “Stated Value”) under its continuous registered offering with net proceeds of approximately $76.7 million after (i) commissions, dealer manager fees and sales discounts of approximately $8.7 million, and (ii) costs related to establishing the offering of Series A Preferred Stock of approximately $1.2 million. As of September 30, 2024, the Company had issued a total of 3,896,006 shares of Series A Preferred Stock with total net proceeds of approximately $85.0 million after commissions, dealer manager fees, sales discounts and offering costs. During the nine months ended September 30, 2024, the Company, at the request of holders, redeemed 6,560 shares of Series A Preferred Stock through the issuance of 9,103 shares of Class A common stock.

In November 2023, the Company announced the payment of additional contingent special daily dividends with respect to the Company’s Series A Preferred Stock. This dividend was aggregated with the regular monthly dividend so as to effect a dividend rate of two percent over the average 10-Year Daily Treasury Par Yield Curve Rate with a floor of 6% annually, calculated and paid monthly. Commencing in November 2023, the Series A Preferred Stock additional contingent special dividend was declared for each month for which the Board declared the regular monthly dividend of $0.125 per outstanding share of Series A Preferred Stock. In May 2024, the Company announced the payment of an enhanced special dividend replacing the additional contingent special daily dividend. The enhanced special dividend is aggregated with the regular monthly dividend so as to effect a dividend rate of the average one-month Term SOFR rate plus two percent, subject to a 6.5% minimum and an 8.5% maximum annual rate, calculated and paid monthly. Commencing in May 2024, the Series A Preferred enhanced special dividend was declared for each month for which the Board declared the regular monthly dividend of $0.125 per outstanding share of Series A Preferred Stock.

Class A Common Stock Repurchase Plan

On February 13, 2024, the Board authorized a stock repurchase plan for the repurchase, from time to time, of up to an aggregate of $5 million of the Company’s outstanding shares of Class A common stock, with such repurchases to be conducted in accordance with the requirements of Rule 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”) and subject to Rule 10b-5 of the Exchange Act. The repurchase plan has a term of one year and may be discontinued at any time. The extent to which the Company repurchases shares of its Class A common stock under the repurchase plan, and the timing of any such repurchases, depends on a variety of factors including general business and market conditions and other corporate considerations. The Company expects to repurchase shares of its Class A common stock through open market transactions, subject to market conditions, certain price limitations and other conditions established under the plan. Open market repurchases will be structured to occur in conformity with the method, timing, price and volume requirements of Rule 10b-18 of the Exchange Act. As of September 30, 2024, no repurchases of Class A common stock had been made by the Company.

Operating Partnership and Long-Term Incentive Plan Units

As of September 30, 2024, limited partners other than the Company owned approximately 69.29% of the common units of the Operating Partnership (7,365,735 OP Units, or 57.09%, is held by OP Unit holders, and 1,573,575 LTIP Units, or 12.20%, is held by LTIP Unit holders, including 3.74% which are not vested as of September 30, 2024). Subject to certain restrictions set forth in the Operating Partnership’s Partnership Agreement, OP Units are exchangeable for Class A common stock on a one-for-one basis, or, at the Company’s election, redeemable for cash. LTIP Units and C-LTIP Units may be convertible into OP Units under certain conditions and then may be settled in shares of the Company’s Class A common stock or, at the Company’s election, cash.

On February 21, 2024, the Company granted to the Manager (i) 151,600 C-LTIP Units in payment of the full base management fee of $2.0 million, and (ii) 95,204 C-LTIP Units in payment of the full operating expense reimbursement of $1.3 million, incurred for the fourth quarter 2023. On May 14, 2024, the Company granted 60,080 C-LTIP Units to the Manager in payment of one half (50)% of the total base management fee of $2.1 million incurred for the first quarter 2024. On August 8, 2024, the Company granted 58,390 C-LTIP Units to the Manager in payment of one half (50)% of the total base management fee of $2.2 million incurred for the second quarter 2024. All such C-LTIP Units were issued pursuant to the Management Agreement and were fully vested upon issuance.

In the future, the Operating Partnership may issue OP Units or preferred OP Units from time to time in connection with acquisitions of properties or for financing, compensation or other reasons.

Equity Incentive Plans

The Board has adopted, and the Company’s sole initial stockholder has approved, the Bluerock Homes Trust, Inc. 2022 Equity Incentive Plan for Individuals (the “BHM Individuals Plan”) and the Bluerock Homes Trust, Inc. 2022 Equity Incentive Plan for Entities (the “BHM Entities Plan”). Together, the Company refers to the BHM Individuals Plan and the BHM Entities Plan as the “BHM Incentive Plans.” The BHM Incentive Plans provide for the grant of options to purchase shares of our common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards, and are administered by the compensation committee of the Board.

LTIP Unit Grants

On January 8, 2024, the Company granted 5,185 LTIP Units pursuant to the BHM Incentive Plans to each independent member of the Board in payment of the equity portion of their respective annual retainers. Such LTIP Units were fully vested upon issuance and the Company recognized expense of $0.3 million based on the fair value at the date of grant.

Effective April 1, 2024, for tax efficiency purposes, the Manager forfeited 57,670 unvested LTIP Units granted to the Manager on May 25, 2023 in payment of the annual long-term incentive equity grant pursuant to the BHM Entities Plan. During the second quarter 2024, the Company reversed previously recognized compensation expense of approximately $0.3 million related to the forfeiture. Such expense reversal was recorded as part of general and administrative expenses in the Company’s consolidated statements of operations.

On April 30, 2024 the Company granted 101,789 LTIP Units, including (by mutual agreement of the Manager and the Company, and at the direction of the Manager) the 57,670 unvested LTIP Units forfeited by the Manager, pursuant to the BHM Incentive Plans, directly to and among certain of the Manager’s executive management team and personnel who provide other services to the Manager as an annual long-term incentive equity grant for the year ended December 31, 2023. Such LTIP Units will vest ratably on an annual basis over a three-year period from the date of grant.

The Company recognizes compensation expense ratably over the vesting period for time-based LTIP Units based on the fair value at the date of grant. During the three and nine months ended September 30, 2024 and 2023, the Company recognized compensation expense for such LTIP Units of approximately $0.7 million and $0.7 million, and $2.0 million and $1.7 million, respectively. Such expense was recorded as part of general and administrative expenses in the Company’s consolidated statements of operations. At September 30, 2024, there was $7.8 million of total unrecognized compensation expense related to unvested LTIP Units granted under the BHM Incentive Plans. The remaining expense is expected to be recognized over a period of 2.8 years.

Restricted Stock Grants

In November 2023, the Company issued 31,260 shares of Class A common stock as restricted stock grants (“RSGs”), pursuant to the BHM Individuals Plans, directly to and among certain of the Manager’s executive management team and personnel who provide other services to the Manager (collectively, the “BREH Personnel”), as equity compensation for services provided to the Manager in such capacities. One-third of such RSGs vested on May 25, 2024, and the remainder will vest ratably on an annual basis over a two-year period from April 1, 2024.

On April 1, 2024 and on April 30, 2024, the Company issued 66,846 shares and 10,435 shares, respectively, of Class A common stock as RSGs, pursuant to the BHM Individual Plans, directly to and among certain of the BREH Personnel as an annual long-term incentive equity grant for the year ended December 31, 2023. Such RSGs will vest ratably on an annual basis over a three-year period from their date of grant.

During the three and nine months ended September 30, 2024 and 2023, the Company recognized compensation expense for all such RSGs of approximately $0.2 million and $0.05 million, and $0.4 million and $0.06 million, respectively. Such expense was recorded as part of general and administrative expenses in the Company’s consolidated statements of operations. At September 30, 2024, there was $1.4 million of total unrecognized compensation expense related to the unvested RSGs granted under the BHM Incentive Plans. The remaining expense is expected to be recognized over a period of 2.3 years.

The Company currently uses authorized and unissued shares to satisfy share award grants.

Distributions

Declaration Date	Record Date	Amount	Paid / Payable Date
Class A common stock Special Dividend
December 19, 2023	December 29, 2023	$1.00	January 5, 2024
Class C common stock Special Dividend
December 19, 2023	December 29, 2023	$1.00	January 5, 2024
Series A Preferred Stock (1)
October 13, 2023	December 22, 2023	$0.125	January 5, 2024
January 15, 2024	January 25, 2024	0.125	February 5, 2024
January 15, 2024	February 23, 2024	0.125	March 5, 2024
January 15, 2024	March 25, 2024	0.125	April 5, 2024
April 12, 2024	April 25, 2024	0.125	May 3, 2024
April 12, 2024	May 24, 2024	0.125	June 5, 2024
April 12, 2024	June 25, 2024	0.125	July 5, 2024
July 12, 2024	July 25, 2024	0.125	August 5, 2024
July 12, 2024	August 23, 2024	0.125	September 5, 2024
July 12, 2024	September 25, 2024	0.125	October 4, 2024
Series A Preferred Special Dividend (2)
November 7, 2023	Each day of December 1 - 31, 2023	$0.002469	January 5, 2024
January 15, 2024	Each day of January 1 - 31, 2024	0.000337	February 5, 2024
January 15, 2024	Each day of February 1 - 29, 2024	0.003458	March 5, 2024
January 15, 2024	Each day of March 1 - 31, 2024	0.004603	April 5, 2024
April 12, 2024	Each day of April 1 - 30, 2024	0.009953	May 3, 2024
Series A Preferred Enhanced Special Dividend (3)
May 3, 2024	May 24, 2024	$0.027507	June 5, 2024
May 3, 2024	June 25, 2024	0.027775	July 5, 2024
July 12, 2024	July 25, 2024	0.027862	August 5, 2024
July 12, 2024	August 23, 2024	0.027633	September 5, 2024
July 12, 2024	September 25, 2024	0.022237	October 4, 2024

(1)	Holders of record of newly issued Series A Preferred Stock shares that are held only a portion of the applicable monthly dividend period will receive a prorated dividend based on the actual number of days in the applicable dividend period during which each such share of Series A Preferred Stock was outstanding.
(2)	Holders of record of Series A Preferred Stock shares as of the close of business on each day of the applicable month were entitled to additional contingent special daily dividends for each such day, to be aggregated and payable (if at all) on the payable date, in each case equal to the amount (if any) by which (i) the Stated Value of the Series A Preferred Stock multiplied by (a) the sum of (I) the average 10-year Daily Treasury Par Yield Curve Rate for the period from the 26th of the prior month to the 25th of the applicable month (as reported by the United States Department of the Treasury), plus (II) two percent, divided by (b) twelve, divided further by (c) the actual number of days in the applicable month, exceeds (ii) the quotient of (a) $0.125 divided by (b) the actual number of days in the applicable month.
(3)	Holders of record of Series A Preferred Stock shares are entitled to an enhanced special dividend, which replaces the additional contingent special daily dividends, equal to the amount by which (i) the Stated Value of the Series A Preferred Stock multiplied by (a) the sum of (I) the average of the one-month Term SOFR for each day commencing on the 26th of the prior month to the 25th of the applicable month, plus (II) two percent, divided by (b) twelve, exceeds (ii) the standard monthly dividend of $0.125 per share of Series A Preferred Stock. The enhanced special dividend will be aggregated with the standard monthly dividend so as to effect a dividend rate on the Series A Preferred Stock that is subject to a 6.5% minimum and 8.5% maximum annual rate.

A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that the Company will continue to declare dividends or at this rate. Holders of restricted stock, OP Units, LTIP Units and C-LTIP Units are entitled to receive “distribution equivalents” at the same time as dividends are paid to holders of the Company’s Class A common stock.

Distributions declared and paid for the nine months ended September 30, 2024 were as follows (amounts in thousands):

	Distributions
2024	Declared	Paid
First Quarter
Class A common stock	$—	$3,871
Class C common stock	—	8
Series A Preferred Stock (1)	253	206
OP Units	—	7,366
LTIP / C-LTIP Units	—	1,143
Total First Quarter	$253	$12,594
Second Quarter
Series A Preferred Stock (1)	$562	$396
Total Second Quarter	$562	$396
Third Quarter
Series A Preferred Stock (1)	$1,412	$1,129
Total Third Quarter	$1,412	$1,129
Total	$2,227	$14,119

(1)	Series A Preferred Stock amounts include the standard dividend at an annual rate of 6.0% of the Stated Value plus any special and enhanced special dividends.

Note 14 – Commitments and Contingencies

As of September 30, 2024, the Company has contractual commitments to fund future cash obligations in certain of its loan and preferred equity investments in the aggregate of $7.8 million. In addition, the Company has made a commitment to fund the total estimated project costs of $56.9 million for the development of Abode Wendell Falls, a 170-unit build-to-rent development project in Wendell, North Carolina. As of September 30, 2024, the remaining estimated project costs to complete Abode Wendell Falls is $50.0 million.

In connection with the Company moving its New York (Manhattan) headquarters, effective on May 31, 2024, the Company and an unaffiliated third-party landlord entered into a lease for separate corporate space (the “NY Premises Lease”) located at 919 Third Avenue, New York, New York (the “Future NY Premises”). The NY Premises Lease will commence on the date the landlord makes the space available to the Company, which is the date that is the earlier of (i) the landlord delivering the space to the Company with substantially all agreed upon improvements completed, or (ii) the Company using the space to conduct business or begin its own alterations or improvements. Upon the date the lease commences, the Company will record a right-of-use asset and lease liability on its consolidated balance sheets. The Company expects the NY Premises Lease to commence in December 2024, with the Company occupying the Future NY Premises shortly thereafter.

The Company is subject to various legal actions and claims arising in the ordinary course of business. Although the outcome of any legal matter cannot be predicted with certainty, management does not believe that any of these legal proceedings or matters will have a material adverse effect on the consolidated financial position or results of operations or liquidity of the Company.

Note 15 – Subsequent Events

Declaration of Dividends

Declaration Date	Record Date	Amount	Paid / Payable Date
Series A Preferred Stock (1)
October 14, 2024	October 25, 2024	$0.125	November 5, 2024
October 14, 2024	November 25, 2024	0.125	December 5, 2024
October 14, 2024	December 24, 2024	0.125	January 3, 2025
Series A Preferred Enhanced Special Dividend
October 14, 2024	October 25, 2024	(2)	November 5, 2024
October 14, 2024	November 25, 2024	(2)	December 5, 2024
October 14, 2024	December 24, 2024	(2)	January 3, 2025

(1)	Holders of record of newly issued Series A Preferred Stock shares that are held only a portion of the applicable monthly dividend period will receive a prorated dividend based on the actual number of days in the applicable dividend period during which each such share of Series A Preferred Stock was outstanding.
(2)	Holders of record of Series A Preferred Stock shares are entitled to an enhanced special dividend equal to the amount by which (i) the Stated Value of the Series A Preferred Stock multiplied by (a) the sum of (I) the average of the one-month Term SOFR for each day commencing on the 26th of the prior month to the 25th of the applicable month, plus (II) two percent, divided by (b) twelve, exceeds (ii) the standard monthly dividend of $0.125 per share of Series A Preferred Stock. The enhanced special dividend will be aggregated with the standard monthly dividend so as to effect a dividend rate on the Series A Preferred Stock that is subject to a 6.5% minimum and 8.5% maximum annual rate.

Distributions Paid

The following distributions were declared and/or paid to the Company’s stockholders subsequent to September 30, 2024 (amounts in thousands):

Shares	Declaration Date	Record Date	Date Paid	Distribution per Share	Total Distribution
Series A Preferred Stock (1)	July 12, 2024	September 25, 2024	October 4, 2024	$0.147237	$548
Series A Preferred Stock (1)	October 14, 2024	October 25, 2024	November 5, 2024	0.141593	576
Total					$1,124

(1)Series A Preferred Stock distribution per share amounts include the standard dividend at an annual rate of 6.0% of the Stated Value and any enhanced special dividends.

ILE Financing

On October 1, 2024, the Company, along with its unaffiliated joint venture partner, ILE, entered into a $23.0 million floating rate loan, with a portion of the proceeds used to fully pay off the outstanding balance of the Amended ILE Sunflower Credit Facility (refer to Note 8 for further information). The loan bears interest at one-month Term SOFR plus 2.85%, subject to a 6.50% rate floor, with interest-only monthly payments during the term of the loan. The loan matures on October 1, 2027 and can be prepaid in part or in whole through October 1, 2026 subject to a prepayment penalty; after such date, the loan can be prepaid without penalty.

KeyBank Credit Facility

On October 25, 2024, the Company, through a subsidiary of its Operating Partnership, entered into a credit agreement with KeyBank National Association (the “KeyBank Credit Facility”). The KeyBank Credit Facility provides for a revolving loan with a maximum commitment amount of $50.0 million. Borrowings under the KeyBank Credit Facility bear interest per annum, at the Company’s option, at SOFR (Daily Simple or Term) plus 3.60% or the base rate plus 2.50% (base rate determined by reference to the greatest of (i) the prime rate, (ii) the federal funds effective rate plus 0.50%, and (iii) Adjusted Term SOFR for a one-month interest period plus 1.00%). The Company pays a fee on the unused portion of the KeyBank Credit Facility at an annual rate of 0.30%. The KeyBank Credit Facility matures on October 25, 2026; however, borrowings under the KeyBank Credit Facility mature one-year from the date of funding, subject to certain minimum paydowns, and timing of such paydowns, pursuant to the terms of the KeyBank Credit Facility. Borrowings can be prepaid, in whole or in part, without premium or penalty.

Acquisition of Amira at Westly

On October 31, 2024, the Company, through BR Amira DST, a Delaware statutory trust and a wholly owned subsidiary of its Operating Partnership (the “Amira DST”), acquired a 408-unit single-family residential community located in Tampa, Florida known as Amira at Westly. The purchase price of $103.0 million was funded with (i) a $56.7 million senior loan secured by Amira at Westly, (ii) borrowings of $36.0 million on the KeyBank Credit Facility, and (iii) cash of $14.5 million funded by the Company, inclusive of certain adjustments typical in such real estate transactions. Amira at Westly is the first property acquired by the Company through a Delaware statutory trust to be part of a private placement offering through which interests in the Amira DST will be issued to third party accredited investors therein (as further described below).

Following the acquisition of Amira at Westly, the organizational structure with respect to the ownership of Amira at Westly is such that Amira at Westly is owned by the Amira DST, and the Amira DST is wholly owned by BHM Amira Investment Co, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Operating Partnership (“BHM Amira Investment Co”). BHM Amira Investment Co initially owns all Class 2 DST Interests in the Amira DST, which will be redeemed over time to permit the issuance of Class 1 DST Interests in the Amira DST to third party accredited investors therein as part of a private placement offering. Amira at Westly is subject to a Master Lease Agreement with BHM Amira Leaseco, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Operating Partnership (“BHM Amira Leaseco”), pursuant to which the Company, through BHM Amira Leaseco, receives and is obligated to pay rent received from Amira at Westly to the Amira DST.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the accompanying financial statements of Bluerock Homes Trust, Inc., and the notes thereto. As used herein, the terms “the Company”, “we”, “our”, and “us” refer to Bluerock Homes Trust, Inc., a Maryland corporation formed on December 16, 2021, and, as required by context, Bluerock Residential Holdings, L.P., a Delaware limited partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. We refer to Bluerock Homes Manager, LLC, a Delaware limited liability company, and an entity affiliated with the Company, as our Manager. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements.

Forward-Looking Statements

All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” “estimate” and similar words or expressions, including the negative version of such words and expressions. These forward-looking statements are based upon our present expectations, estimates and projections about the industry and markets in which we operate, and beliefs of and assumptions made by our management involve uncertainty that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and are not guaranteed to occur. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon these forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in these forward-looking statements due to numerous factors.

Additional factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	The impact of volatility in capital and credit markets, or unfavorable changes in economic conditions, including those caused by inflation and rising interest rates, in the markets in which we operate;
●	The impact of epidemics, pandemics, or other outbreaks of illness, disease or virus (such as the outbreak of novel coronavirus (“COVID-19”) and its variants) and the actions taken by government authorities and other related thereto, including the ability of our company, our properties and our tenants to operate;
●	the factors included in this Quarterly Report on Form 10-Q, including those set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
●	use of proceeds of our securities offerings;
●	changes in national, regional and local economic conditions, which may be negatively impacted by concerns about inflation, deflation, government deficits, high unemployment rates, decreased consumer confidence and liquidity concerns, particularly in markets in which we have a high concentration of properties;
●	fluctuations and relative increases in interest rates, which could adversely affect our ability to obtain financing on favorable terms or at all;
●	the inability of tenants to pay rent;
●	the existence and quality of the competition, such as the attractiveness of our properties as compared to our competitors’ properties based on considerations such as convenience of location, rental rates and safety record;
●	increased operating costs, including increased real property taxes, homeowners association (“HOA”) fees, maintenance, insurance and utilities costs;
●	weather conditions that may increase or decrease energy costs and other weather-related expenses;

●	oversupply of single-family housing or a reduction in demand for real estate in the markets in which our properties are located;
●	costs and time period required to convert acquisitions to rental units;
●	a favorable interest rate environment that may result in a significant number of potential residents of our properties deciding to purchase homes instead of renting;
●	rules, regulations and/or policy initiatives by government and private actors, including HOAs, to discourage or deter the purchase of single-family properties by entities owned or controlled by institutional investors;
●	our ability to lease newly acquired or newly constructed single-family units;
●	changes in, or increased costs of compliance with, laws and/or governmental regulations, including those governing usage, zoning, the environment and taxes;
●	rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs;
●	the board of directors’ determination as to timing and payment of dividends, and our ability to pay future distributions at the dividend rates we have paid (if any);
●	our ability to qualify and maintain our qualification as a real estate investment trust (“REIT”); and
●	litigation, including costs associated with prosecuting or defending claims and any adverse outcomes.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this report. All forward-looking statements are made as of the date of this report and the risk that actual results will differ materially from the expectations expressed in this report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this report, whether as a result of new information, future events, changed circumstances or any other reason. The forward-looking statements should be read in light of the risk factors set forth in Item 1A of this Quarterly Report on Form 10-Q, in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the Securities and Exchange Commission (“SEC”) on March 12, 2024, and subsequent filings by us with the SEC, or (“Risk Factors”).

Overview

We own and operate high-quality single-family properties located in attractive markets with a focus on the knowledge-economy and high-quality of life growth markets of the Sunbelt and Western United States. Our principal objective is to generate attractive risk-adjusted returns on investments where we believe we can drive growth in funds from operations and net asset value by acquiring pre-existing single-family residential units, developing build-to-rent communities, and through Value-Add renovations. Our Value-Add strategy focuses on repositioning lower-quality, less current assets to drive rent growth and expand margins to increase net operating income and maximize our return on investment.

As of September 30, 2024, we held twenty real estate investments, consisting of twelve consolidated investments and eight preferred equity and loan investments. The twenty investments represent an aggregate of 4,000 residential units, comprised of 2,742 consolidated units, of which 170 units are under development, and 1,258 units through preferred equity and loan investments, which includes planned units and those under development. As of September 30, 2024, our consolidated operating investments were approximately 90.5% occupied; excluding units classified as held for sale and down/renovation units, our consolidated operating investments were approximately 94.3% occupied.

We have elected to be treated, and currently qualify, as a REIT for federal income tax purposes. As a REIT, we generally are not subject to corporate-level income taxes. To maintain our REIT status, we are required, among other requirements, to distribute annually at least 90% of our “REIT taxable income,” as defined by the Internal Revenue Code of 1986, as amended (the “Code”), to our stockholders. If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate tax rates and we would not be permitted to qualify as a REIT for four years following the year in which we lost our qualification. Such an event could materially and adversely affect our net income and results of operations. We intend to continue to organize and operate in such a manner as to remain qualified as a REIT.

Inflation and Related Economic Volatility

While inflationary pressures have shown signs of moderation, including a 50-basis point reduction in interest rates by the Federal Reserve in September 2024, we continue to monitor inflation and interest rates and resulting economic changes in credit and capital markets. Inflation and its related impacts, including increased prices for services and goods and higher interest rates and wages, and any policy interventions by the U.S. government, could negatively impact our residents’ ability to pay rents and our results of operations. Substantially all our leases are for a term of one year or less, which we believe mitigates our exposure to inflation, by permitting us to set rents commensurate with inflation (subject to rent regulations to the extent they apply and assuming our current or prospective residents will accept and can pay commensurate increased rents, of which there can be no assurance). Inflation could outpace any increases in rent and adversely affect us. We may not be able to mitigate the effects of inflation and related impacts, and the duration and extent of any prolonged periods of inflation, and any such related adverse effects on our results of operations and financial condition are unknown at this time. Inflation may also cause increased volatility in financial markets, which could affect our ability to access the capital markets or impact the cost or timing at which we are able to do so. Inflation may also increase the costs to complete our development projects, including costs of materials, labor and services from third-party contractors and suppliers. Higher construction costs could adversely impact our investments in real estate assets and our expected yields on development projects.

Additionally, developments in the banking industry in early 2023 caused uncertainty and concern regarding the strength of the banking system. As a result, the cost of obtaining debt from credit and capital markets increased as many lenders increased interest rates, enacted tighter lending standards, and reduced and, in some cases, ceased to provide funding to borrowers. Although our banking relationships are primarily with large national banks, a significant disruption to the banking system could lead to market-wide liquidity problems which could adversely affect our access to capital and our cost of capital. If we need to incur debt from a source other than our revolving credit facilities, we cannot be certain the additional financing will be available to the extent required and on acceptable terms. If debt financing on acceptable terms is not available, we may be unable to fully execute our growth strategy, otherwise take advantage of business opportunities, or respond to competitive pressures, any of which could have a material adverse effect on our results of operations and financial condition.

Other weakened economic conditions, including job losses, high unemployment levels, stock market volatility, and uncertainty about the future, could adversely affect rental rates and occupancy levels. Unfavorable changes in economic conditions may have a material adverse impact on our cash flows and operating results.

Other Significant Developments

Investment Activity Summary

Provided below is a summary of our investment activity during the nine months ended September 30, 2024:

Acquisition of Villas at Huffmeister

On March 25, 2024, we, through a 95% owned joint venture entity, acquired a 294-unit single-family residential community located in Houston, Texas known as Villas at Huffmeister. The purchase price of $41.2 million was funded with a $24.3 million senior loan assumption secured by Villas at Huffmeister, along with cash of $18.1 million that we funded, inclusive of certain adjustments typical in such real estate transactions.

Indigo Cove Interests

On June 27, 2024, we entered into a joint venture agreement with an unaffiliated third party (the “Indigo JV”) to develop approximately 82 build-to-rent, single-family residential units in Bluffton, South Carolina. We made a commitment to invest $5.3 million for preferred equity interests in the Indigo JV, of which $3.0 million had been funded as of September 30, 2024. We earn an accrued return on our outstanding capital contributions at a rate of 17.0% per annum compounded monthly, subject to a minimum return, with preferred return payments commencing in December 2025 contingent upon the property generating cash flows in excess of operating costs.

Acquisition of Avenue at Timberlin Park

On July 31, 2024, we acquired a 200-unit single-family residential community located in Jacksonville, Florida known as Avenue at Timberlin Park. We have a full ownership interest in the community, and the purchase price of $33.8 million was funded with a $23.7 million senior loan secured by Avenue at Timberlin Park, along with cash of $12.9 million that we funded, inclusive of certain adjustments typical in such real estate transactions.

Sale of Navigator Villas

Prior to the sale of the property, and to effectuate a tax-deferred exchange under Section 1031 of the Code, we purchased our joint venture partner’s interest in Navigator Villas for $2.9 million, inclusive of estimated post-close adjustments. On August 7, 2024, we closed on the sale of Navigator Villas located in Pasco, Washington for a sale price of $36.4 million, subject to certain prorations and adjustments typical in such real estate transactions. After deductions for the payoff of existing mortgage indebtedness encumbering the property in the amount of $19.5 million, the purchase price of the joint venture partner’s interest, the payment of early extinguishment of debt costs, and closing costs and fees, the sale of Navigator Villas generated net proceeds of approximately $12.7 million and a gain on sale of approximately $10.0 million. We recorded a loss on extinguishment of debt of $0.1 million related to the sale.

Sale of Consolidated Operating Units

We closed on the following sales: one unit in the ILE portfolio, seven units in the Indy-Springfield portfolio, nine units in the Peak JV 2 portfolio, and thirty-four units in the Peak JV 3 portfolio, pursuant to the terms and conditions of multiple separate purchase and sales agreements. The fifty-one units were sold for an aggregate of approximately $8.9 million, subject to certain prorations and adjustments typical in such real estate transactions, and generated net proceeds of approximately $8.4 million and a gain on sales of approximately $0.9 million.

Loan Investments

We (i) provided funding in the aggregate amount of $24.6 million for the Wayford at Pringle loan investment, with a remaining commitment of $5.5 million to be funded, and (ii) received a full pay off on The Woods at Forest Hill loan investment in the aggregate amount of $8.5 million, which included principal investment of $8.3 million and accrued interest of $0.2 million.

Preferred Equity Investments

Our remaining preferred equity investment in the operating partnership of Peak Housing REIT was fully redeemed in the aggregate amount of $11.2 million, which included our principal investment of $10.6 million and accrued preferred return of $0.6 million. In addition, our preferred equity investment in The Woods at Forest Hill was partially redeemed in the aggregate amount of $3.8 million, which included principal investment of $2.1 million, accrued preferred return of $1.1 million, and a minimum multiple payment of $0.6 million.

Held for Sale

At September 30, 2024, we classified an aggregate of 207 units as held for sale in our consolidated balance sheets, and for the three and nine months ended September 30, 2024, we recorded an impairment of $0.9 million and $2.1 million, respectively, related to held for sale units which is included in gain on sale and impairment of real estate investments, net in our consolidated statements of operations. The 207 units classified as held for sale are included in the following portfolios: 4 units of ILE, 41 units of Indy-Springfield, 46 units of Peak JV 2, and all 116 units of Peak JV 3. These units were identified based on submarket analysis and individual unit-level operational review. Real estate assets classified as held for sale are reported at the lower of their carrying value or estimated fair value less costs to sell and are presented separately within operating real estate held for sale, net on our consolidated balance sheets.

Series A Redeemable Preferred Stock

During the nine months ended September 30, 2024, we issued 3,459,331 shares of 6.0% Series A Redeemable Preferred Stock (the “Series A Preferred Stock”) at $25.00 per share (the “Stated Value”) under a continuous registered offering with net proceeds of approximately $76.7 million after (i) commissions, dealer manager fees and sales discounts of approximately $8.7 million, and (ii) costs related to establishing the offering of Series A Preferred Stock of approximately $1.2 million. As of September 30, 2024, we had issued a total of 3,896,006 shares of Series A Preferred Stock with total net proceeds of approximately $85.0 million after commissions, dealer manager fees, sales discounts and offering costs. During the nine months ended September 30, 2024, we, at the request of holders, redeemed 6,560 shares of Series A Preferred Stock through the issuance of 9,103 shares of Class A common stock.

In November 2023, we announced the payment of additional contingent special daily dividends with respect to our Series A Preferred Stock. This dividend was aggregated with the regular monthly dividend so as to effect a dividend rate of two percent over the average 10-Year Daily Treasury Par Yield Curve Rate with a floor of 6% annually, calculated and paid monthly. Commencing in November 2023, the Series A Preferred Stock additional contingent special dividend was declared for each month for which the Board declared the regular monthly dividend of $0.125 per outstanding share of Series A Preferred Stock. In May 2024, we announced the payment of an enhanced special dividend replacing the additional contingent special daily dividend. The enhanced special dividend is aggregated with the regular monthly dividend so as to effect a dividend rate of the average one-month Term SOFR rate plus two percent, subject to a 6.5% minimum and an 8.5% maximum annual rate, calculated and paid monthly. Commencing in May 2024, the Series A Preferred enhanced special dividend was declared for each month for which the Board declared the regular monthly dividend of $0.125 per outstanding share of Series A Preferred Stock.

Stockholders’ Equity

Our total stockholders’ equity decreased $4.5 million from $147.4 million as of December 31, 2023 to $142.9 million as of September 30, 2024. The decrease in our total stockholders’ equity is primarily attributable to $2.2 million related to the acquisition of noncontrolling interests, preferred dividends declared of $2.2 million, and an adjustment of $0.9 million for noncontrolling interest ownership in the Operating Partnership, partially offset by net income of $0.7 million.

Results of Operations

The following is a summary of our consolidated real estate investments as of September 30, 2024:

								Occupancy –
								Excluding Held
		Number of	Average	Ownership	Average		Occupancy –	for Sale/Reno
Operating Investment Name	Market / Location	Units (1)	Year Built	Interest	Rent (2)		All Units (3)	Units (4)
Avenue at Timberlin Park	Jacksonville, FL	200	2001	100%	$1,620		94.5%	95.0%
Ballast	AZ / CO / WA	84	1998	95%	2,104		90.5%	90.5%
Golden Pacific	IN / KS / MO	169	1977	97%	1,775		91.7%	91.7%
ILE	TX / SE US	481	1991	95%	1,872		92.9%	93.7%
Indy-Springfield	IN / MO	327	1999	100%	1,326		91.1%	94.1%
Peak JV 2	Various / TX	587	1980	80%	1,313		85.2%	93.1%
Peak JV 3	Dallas-Fort Worth, TX	116	1960	56%	1,266		64.7%	—
Savannah-84	Savannah, GA	84	2022	100%	1,801		97.6%	97.6%
Villas at Huffmeister	Houston, TX	294	2007	95%	1,540		96.6%	96.9%
Wayford at Concord	Concord, NC	150	2019	83%	2,184		94.7%	95.3%
Yauger Park Villas	Olympia, WA	80	2010	95%	2,418		100.0%	100.0%
Total Operating Units / Average		2,572			$1,635	(5)	90.5%	94.3%

Development Investment Name
Abode Wendell Fall (6)	Wendell, NC	170	—	100%	—		—	—
Total Development Units		170
Total Units		2,742

(1)	Total operating units includes an aggregate of 207 units classified as held for sale, with such units included in the following portfolios: 4 units of ILE, 41 units of Indy-Springfield, 46 units of Peak JV 2, and all 116 units of Peak JV 3.
(2)	Represents the average of the ending average effective rent per occupied unit as of the last day of each month in the three months ended September 30, 2024.
(3)	Percent occupied is calculated as (i) the number of units occupied as of September 30, 2024 divided by (ii) total number of units, expressed as a percentage.
(4)	Percent occupied is calculated as (i) the number of units occupied as of September 30, 2024 divided by (ii) total number of units, expressed as a percentage, and excludes 207 units classified as held for sale and an aggregate of 11 down/renovation units.
(5)	Total average rent includes the ending average effective rent per occupied unit for Navigator Villas as of the last day of July 2024. Navigator Villas was sold in August 2024.
(6)	Abode Wendell Falls is a build-to-rent development project expected to commence construction in the fourth quarter 2024. The total estimated project cost is $56.9 million, of which $6.9 million had been incurred as of September 30, 2024.

The following is a summary of our consolidated operational results for the three and nine months ended September 30, 2024 and 2023 ($ in thousands, except average rental rates):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023	Variance		2024	2023	Variance
Rental and other property revenues	$11,976	$10,183	17.6%		$34,670	$30,591	13.3%
Property operating expenses	$6,434	$5,094	26.3%		$17,391	$14,233	22.2%
Net operating income	$5,542	$5,089	8.9%		$17,279	$16,358	5.6%
Average occupancy percentage (1)(2)	90.9%	91.1%	(20)	bps	91.9%	91.9%	—
Average rental rate (2)(3)	$1,635	$1,581	3.4%		$1,617	$1,560	3.7%

(1)	Represents the average of the ending occupancy as of the last day of each month in the period presented for all units in our consolidated portfolio.
(2)	Amounts presented for the periods ended September 30, 2024 include Navigator Villas through July 2024. Navigator Villas was sold in August 2024.
(3)	Represents the average of the ending average effective rent per occupied unit as of the last day of each month in the period presented.

The following is a summary of our preferred equity and loan investments as of September 30, 2024:

			Total Actual /		Actual /	Actual /	Actual /
		Actual /	Estimated		Estimated	Estimated	Estimated		Estimated
		Planned	Construction	Cost to Date	Construction	Initial	Construction		Average
Lease-up Investment Name	Location / Market	Number of Units	Cost (in millions)	(in millions)	Cost Per Unit	Occupancy	Completion	% Occupied	Rent (1)
The Woods at Forest Hill (2)	Forest Hill, TX	18	$17.1	$17.1	$225,000	4Q 2022	3Q 2023	72.2%	$1,625
Willow Park	Willow Park, TX	58	17.1	17.1	294,828	2Q 2022	3Q 2023	79.3%	2,362
The Cottages at Myrtle Beach	Myrtle Beach, SC	294	63.2	63.2	214,966	2Q 2023	4Q 2023	77.9%	1,743
The Cottage of Port St. Lucie	Port St. Lucie, FL	286	69.6	69.3	243,357	2Q 2023	2Q 2024	78.7%	2,133
Chandler (3)	Chandler, AZ	208	48.2	45.9	231,731	2Q 2024	3Q 2024	29.8%	1,920
Wayford at Pringle (4)(5)	Charlotte, NC	102	37.2	31.6	364,706	1Q 2024	4Q 2024	60.8%	2,453
Wayford at Innovation Park (6)	Charlotte, NC	210	62.0	54.7	295,238	3Q 2023	1Q 2025	50.0%	1,994
Total Lease-up Units		1,176

Development Investment Name
Indigo Cove (7)	Bluffton, SC	82	30.2	7.0	368,293	4Q 2025	1Q 2026	—	3,095
Total Development Units		82
Total Units/Average		1,258							$2,073

(1)	Represents the average pro forma effective monthly rent per occupied unit for all expected occupied units upon stabilization.
(2)	The Woods at Forest Hill unit count decreased from 76 units at December 31, 2023 to 18 units at September 30, 2024 resulting from the sales of 58 units during the nine months ended September 30, 2024. Proceeds from the sales of these units were used to fully pay off our loan investment, and partially redeem our preferred equity investment, in The Woods at Forest Hill. Construction cost amounts shown are based on the initial 76 units. Refer to Note 6 and Note 7 of our consolidated financial statements for further information.
(3)	Chandler commenced lease-up in June 2024.
(4)	Wayford at Pringle is a loan investment for which we disburse loan proceeds to the borrower for unit acquisitions upon construction completion. Of the total 102 build-to-rent units that are to be acquired, construction of 85 units was completed during the nine months ended September 30, 2024 for which we provided the borrower with loan proceeds for their acquisition. The cost to date amount represents outlays related to completed units and those under construction, and we estimate that all units will be completed and acquired, and our loan commitment fully funded, by the end of 2024. Refer to Note 6 of our consolidated financial statements for further information.
(5)	Wayford at Pringle commenced lease-up in February 2024.
(6)	Wayford at Innovation Park commenced lease-up in August 2023.
(7)	Indigo Cove had not commenced lease-up as of September 30, 2024.

Three Months Ended September 30, 2024 Compared to Three Months Ended September 30, 2023

Revenue

Rental and other property revenues increased $1.8 million, or 18%, to $12.0 million for the three months ended September 30, 2024 as compared to $10.2 million for the same prior year period. The increase was primarily due to: (i) the acquisition of 294 units at Villas at Huffmeister during the first quarter 2024 and 200 units at Avenue at Timberlin Park during the third quarter 2024, and (ii) rental rate improvements from our active management and organic market rent growth. The increase was partially offset by the sale of 176 units at Navigator Villas and 95 single family units in our portfolio since July 1, 2023.

Our average rent per occupied unit increased $54, or 3.4%, to $1,635 as compared to $1,581 during the prior year period. Average occupancy decreased 20 basis points from 91.1% to 90.9% on a year over year basis.

Interest income from loan investments amounted to $0.7 million for the three months ended September 30, 2024 as compared to zero for the same prior year period due to three new loan investments since the fourth quarter 2023. We did not have any loan investments during the three months ended September 30, 2023.

Expenses

Property operating expenses increased $1.3 million, or 25%, to $6.4 million for the three months ended September 30, 2024 as compared to $5.1 million for the same prior year period. The increase was primarily due to: (i) the acquisition of 294 units at Villas at Huffmeister during the first quarter 2024 and 200 units at Avenue at Timberlin Park during the third quarter 2024, and (ii) an increase in turnover expenses subsequent to initial renovation completed in previous years. The increase was partially offset by the sale of 176 units at Navigator Villas and 95 single-family units since July 1, 2023. Property operating expenses consist of controllable (payroll, repairs and maintenance, turnover, administrative, advertising, and utilities) and non-controllable (real estate taxes and insurance) expenses. Controllable expenses were $3.5 million and $2.6 million, and non-controllable expenses were $2.9 million and $2.5 million, for the three months ended September 30, 2024 and 2023, respectively.

Property management and asset management fee expenses were $1.2 million for the three months ended September 30, 2024 as compared to $1.1 million for the same prior year period. Property management fees are based on a stated percentage of property revenues and asset management fees are based on a stated percentage of capital contributions or assets under management, where applicable.

General and administrative expenses amounted to $2.5 million for the three months ended September 30, 2024 as compared to $1.7 million for the same prior year period. Of the $2.5 million total expense for the three months ended September 30, 2024, $1.5 million related to direct costs incurred by us, while the remaining $1.0 million related to the operating expense reimbursement to our Manager, which includes rent, utilities, and IT expenses. The expense reimbursement to our Manager also included a $0.7 million reimbursement for accounting and legal services. Prior to the fourth quarter 2023, the Manager elected to not seek reimbursement for legal and accounting services during our first year of operations. For the third quarter 2024, we will pay the full operating expense reimbursement of $1.0 million to the Manager in cash; for the same prior year period, we paid the full operating expense reimbursement of $0.4 million to the Manager through the issuance of C-LTIP Units.

Management fees to related party amounted to $2.4 million for the three months ended September 30, 2024 as compared to $2.0 million for the same prior year period. The increase was due to an increase in equity primarily from our continuous registered offering of Series A Preferred Stock, which began in the third quarter of 2023. For the third quarter 2024, we will pay the base management fee of $2.4 million to the Manager as one half (50%) in C-LTIP Units and the remainder in cash; for the same prior year period, we paid the full base management fee of $2.0 million to the Manager through the issuance of C-LTIP Units.

Weather-related losses amounted to $0.2 million for the three months ended September 30, 2024 as compared to zero for the same prior year period. The 2024 expense primarily relates to hurricane damage in Texas.

Depreciation and amortization expenses were $4.9 million for the three months ended September 30, 2024 as compared to $4.1 million for the same prior year period, with the increase primarily attributable to the acquisition of Villas at Huffmeister during the first quarter 2024.

Other Income and Expense

Other income and expense amounted to income of $8.4 million for the three months ended September 30, 2024 as compared to income of $0.2 million for the same prior year period. This was due to a $10.3 million increase in gain on sales of real estate investments and a $0.6 million increase in interest income from our short-term cash investments. These income sources were partially offset by a $1.7 million net increase in interest expense primarily attributable to a decrease in the fair value of the interest rate caps and swaps and an increase in the outstanding debt to $231.8 million at September 30, 2024 as compared to $167.1 million at September 30, 2023 and a $1.0 million impairment on real estate.

Nine Months Ended September 30, 2024 Compared to Nine Months Ended September 30, 2023

Revenue

Rental and other property revenues increased $4.1 million, or 13%, to $34.7 million for the nine months ended September 30, 2024 as compared to $30.6 million for the same prior year period. The increase was primarily due to: (i) the acquisition of 294 units at Villas at Huffmeister during the first quarter 2024 and 200 units at Avenue at Timberlin Park during the third quarter 2024, and (ii) rental rate improvements from our active management and organic market rent growth. The increase was partially offset by the sale of 176 units of Navigator Villas and 104 single-family units in our portfolio since January 1, 2023.

Our average rent per occupied unit increased $57, or 3.7%, to $1,617 as compared to $1,560 during the prior year period. Average occupancy remained consistent at 91.9% on a year over year basis.

Interest income from loan investments amounted to $1.7 million for the nine months ended September 30, 2024 as compared to zero for the same prior year period due to three new loan investments since the fourth quarter 2023. We did not have any loan investments during the nine months ended September 30, 2023.

Expenses

Property operating expenses increased $3.2 million, or 23%, to $17.4 million for the nine months ended September 30, 2024 as compared to $14.2 million for the same prior year period. The increase was primarily due to: (i) the acquisition of 294 units at Villas at Huffmeister during the first quarter 2024 and 200 units at Avenue at Timberlin Park during the third quarter 2024, and (ii) an increase in turnover expenses subsequent to initial renovation completed in previous years. The increase was partially offset by the sale of 176 units at Navigator Villas and 104 single-family units since January 1, 2023. Property operating expenses consist of controllable (payroll, repairs and maintenance, turnover, administrative, advertising, and utilities) and non-controllable (real estate taxes and insurance) expenses. Controllable expenses were $9.2 million and $6.8 million, and non-controllable expenses were $8.2 million and $7.4 million, for the nine months ended September 30, 2024 and 2023, respectively.

Property management and asset management fee expenses were $3.5 million for the nine months ended September 30, 2024 as compared to $3.3 million for the same prior year period. Property management fees are based on a stated percentage of property revenues and asset management fees are based on a stated percentage of capital contributions or assets under management, where applicable.

General and administrative expenses amounted to $7.8 million for the nine months ended September 30, 2024 as compared to $5.5 million for the same prior year period. Of the $7.8 million total expense for the nine months ended September 30, 2024, $4.5 million related to direct costs incurred by us, while the remaining $3.3 million related to the operating expense reimbursement to our Manager, which includes rent, utilities, and IT expenses. The expense reimbursement to our Manager also included a $2.2 million reimbursement for accounting and legal services. Prior to the fourth quarter 2023, the Manager elected to not seek reimbursement for legal and accounting services during our first year of operations. Commencing with the operating expense reimbursement for the first quarter 2024, we paid, and expect to continue to pay, the operating expense reimbursement to the Manager entirely in cash; prior to the first quarter 2024, we paid the full operating expense reimbursement to the Manager through the issuance of C-LTIP Units.

Management fees to related party amounted to $6.6 million for the nine months ended September 30, 2024 as compared to $5.9 million for the same prior year period. The increase was due to an increase in equity primarily from our continuous registered offering of Series A Preferred Stock, which began in the third quarter of 2023. Commencing with the base management fee for the first quarter 2024, we paid, and expect to continue to pay, the base management fee to the Manager as one half (50%) in C-LTIP Units and the remainder in cash; prior to the first quarter 2024, we paid the full base management fee to the Manager through the issuance of C-LTIP Units.

Acquisition and other transaction costs amounted to zero for the nine months ended September 30, 2024 as compared to $1.8 million for the same prior year period. Acquisition costs can vary greatly, and the costs incurred in any given period may be significantly different in future periods. The 2023 expense primarily relates to the transition of property management services for over 1,000 homes.

Weather-related losses amounted to $0.2 million for the nine months ended September 30, 2024 as compared to zero for the same prior year period. The 2024 expense primarily relates to hurricane damage in Texas.

Depreciation and amortization expenses were $13.7 million for the nine months ended September 30, 2024 as compared to $12.1 million for the same prior year period, with the increase primarily attributable to the acquisition of Villas at Huffmeister during the first quarter 2024.

Other Income and Expense

Other income and expense amounted to income of $8.0 million for the nine months ended September 30, 2024 as compared to income of $2.1 million for the same prior year period. This was due to a $10.3 million increase in gain on sales of real estate investments and a $2.2 million increase in interest income from our short-term cash investments. These income sources were partially offset by a $4.1 million net increase in interest expense primarily attributable to a decrease in the fair value of the interest rate caps and swaps and an increase in the outstanding debt to $231.8 million at September 30, 2024 as compared to $153.2 million at December 31, 2022, a $2.2 million impairment on real estate, and a $0.3 million increase in provision for credit losses.

Net Operating Income

We believe that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. NOI also is a computation made by analysts and investors to measure a real estate company’s operating performance.

We believe that this measure provides an operating perspective not immediately apparent from operating income or net income prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

However, NOI should only be used as a supplemental measure of our financial performance. The following table reflects net income (loss) attributable to common stockholders together with a reconciliation to NOI, as computed in accordance with GAAP, for the periods presented (amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (loss) attributable to common stockholders	$921	$(1,068)	$(1,731)	$(2,943)
Add back: Net income (loss) attributable to Operating Partnership Units	2,010	(2,142)	(3,695)	(5,780)
Net income (loss) attributable to common stockholders and unit holders	2,931	(3,210)	(5,426)	(8,723)
Net loss attributable to partially owned properties’ noncontrolling interests	(796)	(420)	(1,776)	(1,364)
Real estate depreciation and amortization	4,851	4,062	13,604	11,975
Non-real estate depreciation and amortization	35	45	118	158
Non-cash interest expense	450	830	1,116	1,945
Unrealized loss on derivatives	1,888	698	3,444	1,336
Provision for credit losses	48	37	214	63
Property management and asset management fees	1,181	1,113	3,472	3,308
Management fees to related party	2,377	1,993	6,621	5,875
Acquisition and other transaction costs	17	7	21	1,787
Corporate operating expenses	2,448	1,668	7,746	5,423
Weather-related losses, net	178	—	178	(17)
Loss on extinguishment of debt costs	118	—	118	—
Interest income	(1,585)	(923)	(3,918)	(1,665)
Preferred stock dividends	1,412	12	2,227	12
Preferred stock accretion	—	—	181	—
Other (income) expense, net	(166)	165	(106)	121
Income from preferred equity investments	(2,721)	(2,959)	(8,308)	(8,649)
Interest income from loan investments	(730)	—	(1,735)	—
Gain on sale and impairment of real estate investments, net	(9,304)	—	(8,770)	(661)
Total property income	2,632	3,118	9,021	10,924
Add back: Interest expense	2,910	1,971	8,258	5,434
Net operating income	$5,542	$5,089	$17,279	$16,358

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, both short- and long-term. Our primary short-term liquidity requirements historically have related to (i) our operating expenses and other general business needs, (ii) investment in real estate, (iii) distributions to stockholders, (iv) committed investments and capital requirements to fund development and renovations at existing properties, (v) ongoing commitments to repay borrowings, including our revolving credit facilities and our maturing debt, and (vi) Class A common stock repurchases under our stock repurchase plan.

Our ability to access capital on favorable terms as well as to use cash from operations to continue to meet our short-term liquidity needs could be affected by various risks and uncertainties, including the risks detailed in Part I, Item 1A titled “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC on March 12, 2024. While consolidated occupancy excluding units classified as held for sale and down/renovation units remains strong at 94.3% as of September 30, 2024, in future periods we may experience reduced levels of tenant retention, and reduced foot traffic and lease applications from prospective tenants.

In general, we believe our available cash balances, cash flows from operations, proceeds from the offering of our Series A Preferred Stock, proceeds from our revolving credit facilities, proceeds from future mortgage debt financings for acquisitions and/or development projects, and other financing arrangements will be sufficient to fund our liquidity requirements with respect to our existing portfolio for the next 12 months. In general, we expect that our results related to our existing portfolio will improve in future periods as a result of anticipated future investments in and acquisitions of single-family residential properties and build-to-rent development properties.

We believe we will be able to meet our primary liquidity requirements going forward through, among other sources:

●	$155.1 million in cash available at September 30, 2024;
●	capacity of $65 million, of which approximately $13 million was available at September 30, 2024, on our revolving credit facilities;
●	proceeds from future mortgage debt financings for acquisitions and/or development projects;
●	cash generated from operating activities; and
●	proceeds from the offering of our Series A Preferred Stock and potential offerings of common and preferred stock, as well as issuances of units of limited partnership interest in our Operating Partnership (“OP Units”).

The following table summarizes our contractual obligations as of September 30, 2024 related to our mortgage notes secured by our properties and revolving credit facilities. At September 30, 2024, our estimated future required payments on these obligations were as follows (amounts in thousands):

	Total	2024	2025-2026	2027-2028	Thereafter
Mortgages Payable (Principal)	$126,849	$413	$39,177	$6,809	$80,450
Revolving Credit Facilities	105,000	20,000	85,000	—	—
Estimated Interest Payments on Mortgages Payable and Revolving Credit Facilities	29,808	3,513	13,741	9,934	2,620
Total	$261,657	$23,926	$137,918	$16,743	$83,070

Estimated interest payments are based on the stated rates for mortgage notes payable assuming the interest rate in effect for the most recent quarter remains in effect through the respective maturity dates.

As of September 30, 2024, we have contractual commitments to fund future cash obligations in certain of our loan and preferred equity investments in the aggregate of $7.8 million. In addition, we have made a commitment to fund the total estimated project costs of $56.9 million for the development of Abode Wendell Falls, a 170-unit build-to-rent development project in Wendell, North Carolina. As of September 30, 2024, the remaining estimated project costs to complete Abode Wendell Falls is $50.0 million.

As equity capital market conditions permit, we may supplement our capital for short-term liquidity needs with proceeds of potential offerings of our common and preferred stock, as well as the issuance of OP Units. Given the significant volatility in the trading price of REIT equities and our otherwise stable financial condition and liquidity position, we cannot provide assurances that these offerings are a likely source of capital to meet short-term liquidity needs.

On February 13, 2024, our board of directors (the “Board”) authorized a stock repurchase plan for the repurchase, from time to time, of up to an aggregate of $5 million of our outstanding shares of Class A common stock, with such repurchases to be conducted in accordance with the requirements of Rule 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”) and subject to Rule 10b-5 of the Exchange Act. The repurchase plan has a term of one year and may be discontinued at any time. The extent to which we repurchase shares of our Class A common stock under the repurchase plan, and the timing of any such repurchases, depends on a variety of factors including general business and market conditions and other corporate considerations. We expect to repurchase shares of our Class A common stock through open market transactions subject to market conditions, certain price limitations and other conditions established under the plan. Open market repurchases will be structured to occur in conformity with the method, timing, price and volume requirements of Rule 10b-18 of the Exchange Act. As of September 30, 2024, we had not made any repurchases of our Class A common stock.

Our primary long-term liquidity requirements relate to (i) costs for additional single-family residential investments, including build-to-rent development projects, (ii) repayment of long-term debt and our revolving credit facilities, (iii) capital expenditures, (iv) cash redemption requirements related to our Series A Preferred Stock, and (v) Class A common stock repurchases under our stock repurchase plan.

We intend to finance our long-term liquidity requirements with net proceeds of additional issuances of common and preferred stock, including issuances in connection with the continuous registered offering of our Series A Preferred Stock, our revolving credit facilities, as well as future acquisition or project-based borrowings. Our success in meeting these requirements will therefore depend upon our ability to access capital. Further, our ability to access equity capital is dependent upon, among other things, general market conditions for REITs and the capital markets in general, market perceptions about us and our asset class, and current trading prices of our securities.

As we did in the nine months ended September 30, 2024, we may also selectively sell consolidated operating assets at appropriate times, which would be expected to generate cash sources for both our short-term and long-term liquidity needs.

We may also meet our long-term liquidity needs through borrowings from a number of sources, either at the corporate or project level. We believe our revolving credit facilities will serve as our primary debt source that will continue to enable us to deploy our capital more efficiently and provide capital structure flexibility as we grow our asset base. In addition to restrictive covenants, our revolving credit facilities contain material financial covenants. At September 30, 2024, we were in compliance with all covenants under our credit facilities. We will continue to monitor the debt markets, including Fannie Mae and Freddie Mac, and as market conditions permit, access borrowings that are advantageous to us.

If we are unable to obtain financing on favorable terms or at all, we would likely need to curtail our investment activities, including acquisitions and improvements to and developments of real properties, which could limit our growth prospects. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise capital by issuing more securities or borrowing more money. We also may be forced to dispose of assets at inopportune times to maintain REIT qualification and Investment Company Act exemption.

We expect to maintain a distribution on our Series A Preferred Stock in accordance with the terms which require monthly dividends. While our distributions through September 30, 2024 have been paid from cash flow from operations and in accordance with our policy, distributions in the future may be paid from cash flow from operations, proceeds from the offering of our Series A Preferred Stock, the sales of assets, and additional sources, such as from borrowings.

We have notes receivable in conjunction with properties that are in lease-up. To date, these investments have been structured as senior loans, and in the future, we may also provide mezzanine financing to these types of projects. The notes receivable provide a current stated return and require repayment based on a fixed maturity date. If the property does not repay the notes receivable upon maturity, our income, FFO, CFFO and cash flows could be reduced below the stated returns currently being recognized if the property does not produce sufficient cash flow to pay its operating expenses and debt service, or to refinance its debt obligations.

We also have preferred equity interests in properties that are in various stages of development and in lease-up, and our preferred equity investments are structured to provide a current and/or accrued preferred return during all phases. Each joint venture in which we own a preferred equity interest is required to redeem our preferred equity interests, plus any accrued preferred return, based on a fixed maturity date, generally in relation to the property’s construction loan or mortgage loan maturity. Upon redemption of the preferred equity interests, our income, FFO, CFFO and cash flows could be reduced below the preferred returns currently being recognized. Alternatively, if the joint ventures do not redeem our preferred equity interest when required, our income, FFO, CFFO and cash flows could be reduced if the development project does not produce sufficient cash flow to pays its operating expenses, debt service and preferred return obligations. As we evaluate our capital position and capital allocation strategy, we may consider alternative means of financing our development loan and preferred equity investment activities at the subsidiary level.

Off-Balance Sheet Arrangements

As of September 30, 2024, we have off-balance sheet arrangements that may have a material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital resources or capital expenditures. At September 30, 2024, we own interests in six joint ventures that are accounted for as held to maturity debt securities.

Cash Flows from Operating Activities

As of September 30, 2024, we held twenty real estate investments, consisting of twelve consolidated investments and eight preferred equity and loan investments, with the twenty investments representing an aggregate of 4,000 residential units. During the nine months ended September 30, 2024, net cash provided by operating activities was $4.1 million after net loss of $4.8 million was adjusted for the following:

●	non-cash items of $9.4 million;
●	an increase in accounts payable and other accrued liabilities of $3.2 million;
●	distributions of income and income from preferred equity investments of $2.1 million; and
●	an increase in due to affiliates, net of $0.1 million; offset by:
●	an increase in accounts receivable, prepaids and other assets of $5.2 million; and
●	an increase in notes and accrued interest receivable of $0.7 million.

Cash Flows from Investing Activities

During the nine months ended September 30, 2024, net cash used in investing activities was $22.4 million, primarily due to the following:

●	$51.5 million used in acquiring consolidated real estate investments;
●	$24.6 million used in investments in notes receivable;
●	$5.9 million used on capital expenditures;
●	$3.0 million used in investments in preferred equity investments; and
●	$2.7 million paid for an interest rate cap; offset by:
●	$44.0 million of proceeds from sales of real estate investments;
●	$12.8 million of proceeds from the redemption of preferred equity investments;
●	$8.3 million of repayments of notes receivable; and
●	$0.1 million of insurance proceeds related to real estate investments.

Cash Flows from Financing Activities

During the nine months ended September 30, 2024, net cash provided by financing activities was $96.8 million, due to the following:

●	net proceeds of $76.7 million from the issuance of shares of Series A Preferred Stock;
●	$35.0 million of proceeds from revolving credit facilities;
●	$23.7 million of borrowings on mortgages payable; and
●	$1.0 million of contributions from noncontrolling interests; offset by:
●	$21.3 million of repayments on our mortgages payable including prepayment penalties;
●	$8.5 million of distributions to noncontrolling interests;
●	$3.9 million of distributions to common stockholders;
●	$2.6 million used in the purchase of interests from noncontrolling interests;
●	$1.7 million of distributions to preferred stockholders;
●	$1.5 million of payments of deferred financing fees; and
●	$0.1 million of distributions paid to partially owned properties’ noncontrolling interests.

Capital Expenditures

The following table summarizes our total capital expenditures for the nine months ended September 30, 2024 and 2023 (amounts in thousands):

	Nine Months Ended
	September 30,
	2024	2023
Redevelopment/renovations	$2,568	$3,917
Routine capital expenditures	2,939	2,268
Normally recurring capital expenditures	470	314
Total capital expenditures	$5,977	$6,499

Redevelopment and renovation costs are non-recurring capital expenditures for significant projects, such as preparing a unit for rental. The renovation work varies, but may include flooring, cabinetry, paint, plumbing, appliances and other items required to make the unit rent ready. Routine capital expenditures are necessary non-revenue generating improvements that extend the useful life of the property and that are less frequent in nature, such as roof repairs and concrete work/asphalt resurfacing. Normally recurring capital expenditures are necessary non-revenue generating improvements that occur on a regular ongoing basis, such as flooring and appliances.

Funds from Operations and Core Funds from Operations Attributable to Common Stockholders and Unit Holders

We believe that funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), and core funds from operations (“CFFO”) are important non-GAAP supplemental measures of operating performance for a REIT.

FFO attributable to common stockholders and unit holders is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the NAREIT definition, as net income (loss), computed in accordance with GAAP, excluding gains or losses on sales of depreciable real estate property, plus depreciation and amortization of real estate assets, plus impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for notes receivable, preferred equity investments and joint ventures will be calculated to reflect FFO on the same basis.

CFFO makes certain adjustments to FFO, removing the effect of items that do not reflect ongoing property operations such as acquisition and other transaction costs, non-cash interest, unrealized gains or losses on derivatives, provision for (recovery of) credit losses, losses on extinguishment of debt and debt modification costs (includes prepayment penalties incurred and the write-off of unamortized deferred financing costs and fair market value adjustments of assumed debt), one-time weather-related costs, equity compensation expense, and preferred stock accretion. We believe that CFFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core recurring property operations. As a result, we believe that CFFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential.

Our calculation of CFFO differs from the methodology used for calculating CFFO by certain other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition and other transaction costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO and CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and CFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor CFFO is equivalent to net income (loss), including net income (loss) attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor CFFO should be considered as an alternative to net income, including net income (loss) attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

The table below presents our calculation of FFO and CFFO for the three and nine months ended September 30, 2024 and 2023 ($ in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (loss) attributable to common stockholders	$921	$(1,068)	$(1,731)	$(2,943)
Add back: Net income (loss) attributable to Operating Partnership Units	2,010	(2,142)	(3,695)	(5,780)
Net income (loss) attributable to common stockholders and unit holders	2,931	(3,210)	(5,426)	(8,723)

Real estate depreciation and amortization	4,851	4,062	13,604	11,975
Gain on sale and impairment of real estate investments, net	(9,304)	—	(8,770)	(661)
Adjustment for partially owned properties’ noncontrolling interests	(573)	(422)	(1,500)	(1,230)
FFO attributable to common stockholders and unit holders	(2,095)	430	(2,092)	1,361

Acquisition and other transaction costs	17	7	21	1,787
Non-cash interest expense	450	830	1,116	1,945
Unrealized loss on derivatives	1,888	698	3,444	1,336
Provision for credit losses	48	37	214	63
Weather-related losses, net	178	—	178	(17)
Loss on extinguishment of debt costs	118	—	118	—
Non-real estate depreciation and amortization	35	45	118	158
Other (income) expense, net	(166)	165	(106)	121
Non-cash equity compensation	2,068	3,097	5,747	8,993
Preferred stock accretion	—	—	181	—
Adjustment for partially owned properties’ noncontrolling interests	(112)	(45)	(244)	(478)
CFFO attributable to common stockholders and unit holders	$2,429	$5,264	$8,695	$15,269

Per Share and Unit Information:
FFO attributable to common stockholders and unit holders - diluted	$(0.17)	$0.04	$(0.17)	$0.12
CFFO attributable to common stockholders and unit holders - diluted	$0.20	$0.45	$0.71	$1.33

Weighted average common shares and units outstanding - diluted	12,324,022	11,566,742	12,180,721	11,449,459

Operating cash flow, FFO and CFFO may also be used to fund all or a portion of certain capitalizable items that are excluded from FFO and CFFO.

Presentation of this information is intended to assist the reader in comparing the sustainability of the operating performance of different REITs, although it should be noted that not all REITs calculate FFO or CFFO the same way, so comparisons with other REITs may not be meaningful. FFO or CFFO should not be considered as an alternative to net income (loss) attributable to common stockholders or as an indication of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions. Both FFO and CFFO should be reviewed in connection with other GAAP measurements.

Distributions

Declaration Date	Record Date	Amount	Paid / Payable Date
Class A common stock Special Dividend
December 19, 2023	December 29, 2023	$1.00	January 5, 2024
Class C common stock Special Dividend
December 19, 2023	December 29, 2023	$1.00	January 5, 2024
Series A Preferred Stock (1)
October 13, 2023	December 22, 2023	$0.125	January 5, 2024
January 15, 2024	January 25, 2024	0.125	February 5, 2024
January 15, 2024	February 23, 2024	0.125	March 5, 2024
January 15, 2024	March 25, 2024	0.125	April 5, 2024
April 12, 2024	April 25, 2024	0.125	May 3, 2024
April 12, 2024	May 24, 2024	0.125	June 5, 2024
April 12, 2024	June 25, 2024	0.125	July 5, 2024
July 12, 2024	July 25, 2024	0.125	August 5, 2024
July 12, 2024	August 23, 2024	0.125	September 5, 2024
July 12, 2024	September 25, 2024	0.125	October 4, 2024
Series A Preferred Special Dividend (2)
November 7, 2023	Each day of December 1 - 31, 2023	$0.002469	January 5, 2024
January 15, 2024	Each day of January 1 - 31, 2024	0.000337	February 5, 2024
January 15, 2024	Each day of February 1 - 29, 2024	0.003458	March 5, 2024
January 15, 2024	Each day of March 1 - 31, 2024	0.004603	April 5, 2024
April 12, 2024	Each day of April 1 - 30, 2024	0.009953	May 3, 2024
Series A Preferred Enhanced Special Dividend (3)
May 3, 2024	May 24, 2024	$0.027507	June 5, 2024
May 3, 2024	June 25, 2024	0.027775	July 5, 2024
July 12, 2024	July 25, 2024	0.027862	August 5, 2024
July 12, 2024	August 23, 2024	0.027633	September 5, 2024
July 12, 2024	September 25, 2024	0.022237	October 4, 2024

(1)	Holders of record of newly issued Series A Preferred Stock shares that are held only a portion of the applicable monthly dividend period will receive a prorated dividend based on the actual number of days in the applicable dividend period during which each such share of Series A Preferred Stock was outstanding.
(2)	Holders of record of Series A Preferred Stock shares as of the close of business on each day of the applicable month were entitled to additional contingent special daily dividends for each such day, to be aggregated and payable (if at all) on the payable date, in each case equal to the amount (if any) by which (i) the Stated Value of the Series A Preferred Stock multiplied by (a) the sum of (I) the average 10-year Daily Treasury Par Yield Curve Rate for the period from the 26th of the prior month to the 25th of the applicable month (as reported by the United States Department of the Treasury), plus (II) two percent, divided by (b) twelve, divided further by (c) the actual number of days in the applicable month, exceeds (ii) the quotient of (a) $0.125 divided by (b) the actual number of days in the applicable month.
(3)	Holders of record of Series A Preferred Stock shares are entitled to an enhanced special dividend, which replaces the additional contingent special daily dividends, equal to the amount by which (i) the Stated Value of the Series A Preferred Stock multiplied by (a) the sum of (I) the average of the one-month Term SOFR for each day commencing on the 26th of the prior month to the 25th of the applicable month, plus (II) two percent, divided by (b) twelve, exceeds (ii) the standard monthly dividend of $0.125 per share of Series A Preferred Stock. The enhanced special dividend will be aggregated with the standard monthly dividend so as to effect a dividend rate on the Series A Preferred Stock that is subject to a 6.5% minimum and 8.5% maximum annual rate.

A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate. Holders of OP Units, LTIP Units and C-LTIP Units are entitled to receive “distribution equivalents” at the same time as dividends are paid to holders of our Class A common stock.

Our Board will determine the amount of dividends to be paid to our stockholders. The determination of our Board will be based on several factors, including funds available from operations, our capital expenditure requirements and the annual distribution requirements necessary to maintain our REIT status for federal income tax purposes. As a result, our distribution rate and payment frequency may vary from time to time. However, to maintain our REIT status for tax purposes, we must make distributions equal to at least 90% of our “REIT taxable income”, as defined by the Internal Revenue Code of 1986, determined without regard to the dividends paid deduction and excluding net capital gains, to our stockholders each year. While our policy is generally to pay distributions from cash flow from operations, we may declare distributions in excess of funds from operations.

Significant Accounting Policies and Critical Accounting Estimates

Our significant accounting policies and critical accounting estimates are disclosed in Note 2, “Basis of Presentation and Summary of Significant Accounting Policies,” of our Consolidated Financial Statements.

Subsequent Events

Other than the items disclosed in Note 15 “Subsequent Events” to our interim Consolidated Financial Statements for the period ended September 30, 2024, no material events have occurred that required recognition or disclosure in these financial statements. Refer to Note 15 of our interim Consolidated Financial Statements for discussion.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

We are exposed to interest rate risk primarily through borrowing activities. There is inherent roll-over risk for borrowings as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable because of the variability of future interest rates and our future financing requirements. We are not subject to foreign exchange rates or commodity price risk, and all our financial instruments were entered into for other than trading purposes.

Our interest rate risk is monitored using a variety of techniques. The table below ($ in thousands) presents the principal payments and the weighted average interest rates on outstanding debt, by year of expected maturity, to evaluate the expected cash flows and sensitivity to interest rate changes. Fair value adjustments and unamortized deferred financing costs, net, of approximately $(4.3) million are excluded.

	2024	2025	2026	2027	2028	Thereafter	Total
Mortgage Notes Payable	$413	$1,859	$37,318	$1,107	$5,702	$80,450	$126,849
Weighted Average Interest Rate	4.01%	3.97%	4.12%	5.26%	5.90%	5.71%	5.22%

Revolving Credit Facilities	$20,000	$85,000	$—	$—	$—	$—	$105,000
Weighted Average Interest Rate	7.97%	8.00%	—	—	—	—	7.99%

The fair value of mortgages payable is estimated at $124.1 million at September 30, 2024.

The table above incorporates those exposures that exist at September 30, 2024; it does not consider those exposures or positions which could arise after that date. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period and interest rates.

At September 30, 2024, we had interest rate caps and swaps, which are not accounted for as hedges, that we primarily use as part of our interest rate risk management strategy. Our interest rate caps and swaps mitigate our exposure to interest rate risk by providing a ceiling on the underlying interest rate for $128.5 million of our debt.

Based on our debt outstanding and interest rates in effect at September 30, 2024, a 100-basis point increase or decrease in interest rates on the portion of our debt bearing interest at variable rates would increase interest expense by approximately $50,000 or decrease interest expense by approximately $50,000, respectively, for the quarter ended September 30, 2024.

Item 4. Controls and Procedures

Disclosure Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain “disclosure controls and procedures,” as defined in Rule 13a-15(b) and Rule 15d-15(b) of the Exchange Act, which are controls and other procedures that are designed to provide reasonable assurance that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures also include, without limitation, controls and procedures designed to provide reasonable assurance that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure.

Management recognizes, however, that a controls system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the controls systems are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud or error, if any, within a company have been detected.

In connection with our existing disclosure controls and procedures, in late September 2024, we determined that a Current Report on Form 8-K was required to be filed in connection with the acquisition of a real estate operation during the first quarter of 2024. Such Form 8-K has been filed prior to the filing of this Quarterly Report on Form 10-Q. The delinquent Form 8-K filing was an isolated incident.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we evaluated, as of September 30, 2024, the effectiveness of our disclosure controls and procedures as defined in Exchange Act Rule 13a-15(e) and Rule 15d-15(e), taking into account the circumstances relating to the delinquent Form 8-K, and our Chief Executive Officer and Chief Financial Officer have concluded that, as of September 30, 2024, our disclosure controls and procedures were effective. Notwithstanding the fact that the delinquent Form 8-K was detected in connection with our existing disclosure controls and procedures, we have nonetheless instituted additional procedures designed to ensure timely filings in the future.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that occurred during the quarter ended September 30, 2024 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

None.

Item 1A. Risk Factors

Other than the following, there have been no material changes to our potential risks and uncertainties as presented in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC on March 12, 2024.

Your interests could be subordinated and/or diluted by the incurrence of additional debt, the issuance of additional shares of preferred stock, including additional shares of Series A Preferred Stock, and by other transactions.

As of September 30, 2024, our total indebtedness was approximately $231.8 million, which includes $105.0 million outstanding under our revolving credit facilities. We may incur significant additional debt in the future. The Series A Preferred Stock is subordinate to all our existing and future debt and liabilities and those of our subsidiaries. Our future debt may include restrictions on our ability to pay dividends to preferred stockholders in the event of a default under the debt facilities or under other circumstances. In addition, our charter currently authorizes the issuance of up to 250,000,000 shares of preferred stock in one or more classes or series, of which 30,000,000 have been classified as shares of Series A Preferred Stock. As of September 30, 2024, we had issued and outstanding 3,889,446 shares of Series A Preferred Stock. The issuance of additional preferred stock on parity with or senior to the Series A Preferred Stock or any other class or series of preferred stock would dilute the interests of the holders of shares of preferred stock of the applicable class or series, and any issuance of preferred stock senior to the Series A Preferred Stock or any other class or series of preferred stock, or any issuance of additional indebtedness, could affect our ability to pay dividends on, redeem or pay the liquidation preference on any or all of the foregoing class or series of preferred stock. We may issue preferred stock on parity with the Series A Preferred Stock without the consent of the holders of the Series A Preferred Stock. Other than the right of holders to cause us to redeem the Series A Preferred Stock upon a change of control, none of the provisions relating to the Series A Preferred Stock or any other class or series of preferred stock relate to or limit our indebtedness or afford the holders of shares thereof protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of such shares.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

During the quarter ended September 30, 2024, none of our directors or officers (as defined in Section 16 of the Exchange Act) adopted or terminated a “Rule 10b5-1 trading arrangement” or a “non-Rule 10b5-1 trading arrangement” (each as defined in Item 408(a) and (c), respectively, of Regulation S-K).

Extension of Exemption from 9.8% Ownership Limitation

As previously disclosed in the Current Report on Form 8-K filed with the SEC on July 12, 2023 by the Company, on June 28, 2023, pursuant to Section 6.1.8 of Article VI of the Company’s Second Articles of Amendment and Restatement dated October 5, 2022 (the “Charter”), the Board adopted resolutions decreasing each of the Aggregate Share Ownership Limit and the Common Share Ownership Limit (each as defined in the Charter) from 9.8% to 8.75% (in value or in number of shares, whichever is more restrictive) for all stockholders of the Company that are not Excepted Holders (as defined in the Charter) (collectively, the “Decreased Ownership Limits”), in connection with an exemption granted by the Board, pursuant to Section 6.1.7 of the Charter, to Par Sanda and Sand Capital Associates, LLC, a Florida limited liability company (together, the “Sand Group”) from the Aggregate Share Ownership Limit and the Common Share Ownership Limit and establishing an Excepted Holder Limit (as defined in the Charter) for the Sand Group, subject to certain limitations and conditions (collectively, the “Original Exemption”). The Decreased Ownership Limits and the Original Exemption were to terminate no later than December 28, 2024 (the “Revocation Date”).

On November 5, 2024, pursuant to the Charter, the Board adopted resolutions to modify and extend the Original Exemption (the “Modified Exemption”) such that the Revocation Date will be no later than December 31, 2025 (the “Extended Revocation Date”); provided, however, that the Modified Exemption is conditioned on the same terms as the Original Exemption, with the exception of the Extended Revocation Date.

We have elected to make the foregoing disclosure in this Quarterly Report on Form 10-Q instead of in a Current Report on Form 8-K under Item 8.01.

Item 6. Exhibits

3.1	Second Articles of Amendment and Restatement of Bluerock Homes Trust, Inc., incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 6, 2022

3.2	Amended and Restated Bylaws of Bluerock Homes Trust, Inc., incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 6, 2022

3.3	Articles Supplementary of the Company, dated December 1, 2022, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 5, 2022

3.4

Articles Supplementary of the Company, dated January 24, 2023, incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-11 (SEC File No. 333-269415) filed on January 25, 2023

3.5	Articles Supplementary of the Company, dated March 14, 2023, incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K filed on March 22, 2023

4.1

Second Amended and Restated Agreement of Limited Partnership of Bluerock Residential Holdings, L.P., dated April 2, 2014, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Bluerock Residential Growth REIT, Inc. filed on April 8, 2014

4.2

Thirteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Bluerock Residential Holdings, L.P., dated September 22, 2022, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Bluerock Residential Growth REIT, Inc. on September 22, 2022

4.3

Fourteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Bluerock Residential Holdings, L.P., dated December 1, 2022, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 5, 2022

4.4

Fifteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Bluerock Residential Holdings, L.P., dated January 24, 2023, incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-11 (SEC File No. 333-269415) filed on January 25, 2023

31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Principal Executive Officer and Principal Financial Officer pursuant to 18 U.S.C. 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002.

101.1

The following information from the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2024, formatted in iXBRL (inline eXtensible Business Reporting Language): (i) Balance Sheets; (ii) Statements of Operations; (iii) Statement of Stockholders’ Equity; (iv) Statements of Cash Flows; (v) notes to consolidated financial statements.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLUEROCK HOMES TRUST, INC.

DATE: November 14, 2024	/s/ R. Ramin Kamfar
R. Ramin Kamfar
Chief Executive Officer
(Principal Executive Officer)

DATE: November 14, 2024	/s/ Christopher J. Vohs
Christopher J. Vohs
Chief Financial Officer and Treasurer
(Principal Financial Officer, Principal Accounting Officer)

EXHIBIT 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

I, R. Ramin Kamfar, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Bluerock Homes Trust, Inc.;
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this based on such evaluation; and

d.

Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2024	/s/ R. Ramin Kamfar
R. Ramin Kamfar
Chief Executive Officer (Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

I, Christopher J. Vohs, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Bluerock Homes Trust, Inc.;
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this based on such evaluation; and

d.

Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2024	/s/ Christopher J. Vohs
Christopher J. Vohs
Chief Financial Officer and Treasurer
(Principal Financial Officer)

EXHIBIT 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED

PURSUANT TO SECTION 906 OF THE

SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C. § 1350, as created by Section § 906 of the Sarbanes-Oxley Act of 2002, the undersigned officers of Bluerock Homes Trust, Inc. (the “Company”) hereby certify, to such officers’ knowledge, that:

(i)

The accompanying Quarterly Report on Form 10-Q for the period ended September 30, 2024 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

(ii)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
November 14, 2024	/s/ R. Ramin Kamfar
R. Ramin Kamfar
Chief Executive Officer
(Principal Executive Officer)

November 14, 2024	/s/ Christopher J. Vohs
Christopher J. Vohs
Chief Financial Officer and Treasurer
(Principal Financial Officer)

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

The foregoing certification is being furnished as an exhibit to the Report pursuant to Item 601(b)(32) of Regulation S-K and Section 906 of the Sarbanes-Oxley Act of 2002 and, accordingly, is not being filed with the Securities and Exchange Commission as part of the Report and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 (whether made before or after the date of the Report, irrespective of any general incorporation language contained in such filing).